PROSPECTUS

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                                       OF

                           IRON MOUNTAIN INCORPORATED

    This is an offer to exchange our outstanding, unregistered 8 1/4% Senior Subordinated Notes due 2011 you now hold for new, substantially identical 8 1/4% Senior Subordinated Notes due 2011 that will be free of the transfer restrictions that apply to the old Notes. This offer will expire at 5:00 p.m., New York City time, on August 24, 1999, unless we extend it. You must tender your old, unregistered Notes by this expiration date to obtain new, registered Notes and the liquidity they offer.

    We agreed with the initial purchasers of the old Notes to make this offer or register the resale of the old Notes following the closing pursuant to a registration rights agreement. An aggregate of $150 million in principal amount of the old Notes is currently outstanding. We sometimes refer to the old Notes and the new Notes together as the "Notes." This exchange offer applies to any and all old Notes tendered by the expiration date.

    The new Notes will not trade on any established exchange. The new Notes have the same financial terms and covenants as the old Notes and will continue to be entitled to the benefits of the same indenture that governs the old Notes. The Bank of New York will continue to act as trustee under the indenture.

    Below is a summary of the terms of the new Notes we are offering. For more detail, see "Description of the New Notes."

    - The new Notes have a fixed annual interest rate of 8 1/4% that we will pay every six months on January 1 and July 1, commencing January 1, 2000.

    - The new Notes will mature on July 1, 2011.

    - The new Notes and the subsidiary guarantees are subordinated to some of our existing indebtedness and future indebtedness that we are permitted to incur under the indenture governing the new Notes. The new Notes will rank equally with our and our guarantor subsidiaries' other senior subordinated indebtedness.

    - If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the new Notes.

    - We may, at our option, redeem the new Notes at any time prior to July 1, 2004 at the make-whole price set for in this prospectus. At our option, we may also redeem the new Notes at any time after July 1, 2004 at the prices set forth in this prospectus. Before July 1, 2002, we may redeem up to 35% of the new Notes with the proceeds of certain types of public offerings of our equity.

    - If we cannot make payments on the new Notes when due, our guarantor subsidiaries must make them instead. Not all of our subsidiaries will be guarantors.

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NEW NOTES.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 26, 1999.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR MAKE ANY
REPRESENTATIONS TO YOU OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE
ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, YOU MUST NOT RELY ON
SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY IRON MOUNTAIN.
NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR BOTH
TOGETHER, NOR ANY SALE MADE HEREUNDER WILL UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IRON MOUNTAIN SINCE
THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF
TRANSMITTAL, NOR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF
AN OFFER TO BUY ANY OF OUR SECURITIES OFFERED HEREBY BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH
THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

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                                                                                                                PAGE
                                                                                                                -----
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Incorporation of Certain Information by Reference..........................................................           i
Where You Can Find Additional Information..................................................................          ii
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................          12
Use of Proceeds............................................................................................          19
The Exchange Offer.........................................................................................          21
Selected Consolidated Financial and Operating Information..................................................          30
Description of Other Debt..................................................................................          32
Description of the New Notes...............................................................................          34
Material Federal Income Tax Considerations.................................................................          69
Plan of Distribution.......................................................................................          74
Transfer Restrictions......................................................................................          75
Legal Matters..............................................................................................          75
Experts....................................................................................................          76

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information to you by referring you to those documents rather than including the information directly herein. The information incorporated by reference is considered to be part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed with the SEC (File No. 0-27584) under the Exchange Act.

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998,

    - Quarterly Report on Form 10-Q for the fiscal quarter added March 31, 1999,

    - Current Reports on Form 8-K dated October 30, 1997, November 25, 1997, March 9, 1998, September 18, 1998, January 19, 1999, March 3, 1999, April 16, 1999, April 22, 1999, May 7, 1999, May 11, 1999 and July 9, 1999.

    - Current Reports on Form 8-K/A dated August 7, 1998 and March 22, 1999 and

    - Registration Statement on Form 8-A dated April 16, 1999.

    We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus but before the termination of the exchange offer.

    - Reports filed under Section 13(a) and (c) of the Exchange Act,

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting and

    - Reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any of the filings, excluding exhibits unless the exhibits are specifically incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

                               John F. Kenny, Jr.

                          Executive Vice President and

                            Chief Financial Officer

                           Iron Mountain Incorporated

                              745 Atlantic Avenue

                          Boston, Massachusetts 02111

                                 (617) 535-4766

    To obtain timely delivery, you must request the information by no later than five business days before you make your investment decision.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy material filed by us with the SEC at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers, including Iron Mountain, that file electronically with the SEC.

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new Notes offered hereby. This prospectus does not contain all of the information set forth in such registration statement and the exhibits thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information with respect to Iron Mountain and the new Notes offered hereby, we refer you to the registration statement, including the exhibits thereto, which is available for inspection and copying as set forth above. Statements contained in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, although to the extent of the provisions referred to herein, such statements are complete in all material respects, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NEW NOTES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR NOTES DISCUSSED BELOW UNDER "RISK FACTORS." WE HAVE RESTATED ALL SHARE AND PER SHARE AMOUNTS IN THIS PROSPECTUS TO REFLECT A THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND ON OUR COMMON STOCK ON JULY 31, 1998.

                                 IRON MOUNTAIN

    Iron Mountain Incorporated is the world's largest records and information management services company, as measured by its revenues. We are an international, full-service provider of records and information management services, enabling customers to outsource these functions. We have a diversified customer base that includes more than half of the Fortune 500. We provide storage for all major media, including paper, which is the dominant form of records storage, and magnetic media, including computer tapes. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide consulting, facilities management and other outsourcing services.

    We believe that we are the industry leader in business records management services, off-site data security services, which is the management of electronic records, and healthcare information management. As of March 31, 1999, giving effect to our 1999 acquisitions completed through April 30, 1999 and Britannia Data Management Limited's acquisition of MAP, S.A. and its operating subsidiary Memogarde S.A., we operated over 300 records and information management services centers in 66 domestic markets, four markets in the United Kingdom and one market in France, serving over 70,000 customer accounts. Giving effect on a pro forma basis to our 1999 acquisitions completed through April 30, 1999 and Britannia Data Management's acquisition of Memogarde, we had revenues from continuing operations of approximately $126 million for the quarter ended March 31, 1999 and EBITDA from continuing operations of approximately $31 million for the same period. We use the term EBITDA to refer to earnings before interest, taxes, depreciation, amortization, extraordinary items and other income. For the same period, after adjustments for specific identified cost reductions from the integration of our 1999 acquisitions completed through April 30, 1999 and Britannia Data Management's acquisition of Memogarde, our pro forma EBITDA from continuing operations would have been approximately $32 million for the quarter ended March 31, 1999. We have included in pro forma revenues and EBITDA from continuing operations 100% of the consolidated results of our 50.1% owned subsidiary, Britannia Data Management Limited, and its wholly owned subsidiary Memogarde. Britannia Data Management had revenues of $8.1 million and EBITDA of $2.1 million for its quarter ended January 31, 1999, based on an average exchange rate of $1.6530 per L1 for such period. Memogarde had revenues of $1.1 million and EBITDA of $0.5 million for its quarter ended May 31, 1999, based on an average exchange rate of 6.1079 French francs per $1 for this period.

                              RECENT DEVELOPMENTS

INTERNATIONAL ACTIVITY

    On January 4, 1999, we purchased a controlling 50.1% interest in Britannia Data Management for consideration of $49.3 million. Mentmore Abbey plc is our partner in this venture, holding the remaining 49.9% interest. As of December 31, 1998, Britannia Data Management operated 16 data storage facilities in the United Kingdom and had over 1,500 customer accounts. Britannia Data Management had revenues of $30.3 million for its fiscal year ended October 31, 1998, based on an average exchange rate of $1.6622 per L1 for this period.

    On June 2, 1999, Britannia Data Management acquired Memogarde and related companies for aggregate consideration of $16.9 million, based on an exchange rate of 6.2699 French francs per $1 on June 2, 1999. Memogarde, headquartered and operating in Paris, France, is a leading provider of data security services in France. Memogarde had revenues of $4.3 million for its fiscal year ended February 28, 1999, based on an average exchange rate of 5.8448 French francs per $1 for this period.

    The acquisition of Britannia Data Management marked our first large international investment. We believe there are significant opportunities to acquire records and information management services companies internationally, and expect to continue our international expansion. Europe and Latin America are our primary areas of focus for our international expansion at this time, and we are actively pursuing opportunities in these areas. We intend to use Britannia Data Management as our primary vehicle for acquisitions in Europe, as was the case with our Memogarde acquisition. As we expand internationally, we expect that some of our acquisitions will be in the form of joint ventures or acquisitions of less than 100% ownership of companies, as we did with Britannia Data Management. This will allow us to reduce the risks of entering new markets and to work with local partners who can provide local market knowledge and regional management expertise and have an established presence within the community.

RECENT EQUITY OFFERING

    On May 17, 1999, we completed an underwritten public offering of 5,750,000 shares of our common stock at a price to the public of $28.00 per share (including 750,000 as a result of the underwriters' exercise of their overallotment option). We used a portion of the net proceeds from this offering to repay debt and to repurchase all of the 1,476,577 shares of our common stock issued in our acquisition of Data Base, Inc. at a price of $26.74 per share. We will use the remainder of the net proceeds for general corporate purposes, including future acquisitions.

DATA BASE ACQUISITION

    On April 8, 1999, we acquired all of the outstanding capital stock of Data Base, Inc. and certain related real estate for aggregate consideration of approximately $116 million, including estimated transaction costs. This amount consisted of (a) approximately $70 million of assumed indebtedness and cash payments to Data Base's stockholders and to the owner of the real estate and for related expenses and (b) 1,476,577 shares of our common stock. On May 18, 1999, we repurchased all 1,476,577 shares of our common stock that we issued to Data Base's stockholders at a price of $26.74 per share from a portion of the net proceeds of our May 1999 equity offering. We believe that Data Base is a premier provider of data security services, with over 3,000 customers. Data Base's services are comprised primarily of off-site data security services, including secure transport, handling and storage of electronic media, and disaster recovery support services which facilitate the restoration of corporate data at a recovery site. As of April 8, 1999, Data Base operated in 12 markets in the United States. Data Base had revenues of $26.6 million for the year ended December 31, 1998.

FIRST AMERICAN RECORDS MANAGEMENT ACQUISITION

    On April 1, 1999, we acquired First American Records Management, Inc. for consideration of $41.5 million. First American Records Management provides records and information management services, including data security services, in several locations in California and the Pacific Northwest. As of April 1, 1999, First American Records Management operated in five markets, serving approximately 1,000 customer accounts. First American Records Management had revenues of $9.9 million for the year ended December 31, 1998.

OTHER 1999 ACQUISITIONS

    Through June 30, 1999, we acquired five additional records and information management services companies, including one in Puerto Rico, for total consideration of $9.1 million. These companies had total revenues of $7.4 million for the year ended December 31, 1998.

ARCUS STAFFING

    In order to focus on our records and information management services business, we have decided to sell our information technology staffing business, Arcus Staffing Resources, Inc. We acquired Arcus Staffing in January 1998 as part of our acquisition of Arcus Group, Inc. We intend to complete this transaction in the second half of 1999, though we can give no assurance in this regard. In 1998, Arcus Staffing had EBITDA of $1.5 million on revenues of $39.6 million.

    We will account for the sale of Arcus Staffing as a discontinued operation. Accordingly, Arcus Staffing has been segregated from our continuing operations and reported as a separate line item on our consolidated statements of operations. We expect to report a loss on the sale of Arcus Staffing in our second quarter results. We are in the process of determining the amount of the loss at this time. We will report the loss separately from the results of our continuing operations.

                          ADDRESS AND TELEPHONE NUMBER

    Iron Mountain was incorporated in Delaware in 1990 but its operations date from 1951. Our principal executive offices are located at 745 Atlantic Avenue, Boston, Massachusetts 02111. Our telephone number is (617) 535-IRON (4766).

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                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

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THE EXCHANGE OFFER............  We are offering to exchange $1,000 in principal amount, and integral multiples in excess thereof, of new Notes for each
                                $1,000 in principal amount, and any integral multiples in
                                excess thereof, of old Notes that you validly tender
                                pursuant to the exchange offer. We will issue the new Notes promptly after the expiration date of the exchange offer.
                                The exchange offer is not conditioned upon any minimum
                                principal amount of old Notes being tendered for exchange.
                                As of the date of this prospectus, $150,000,000 in aggregate principal amount of old Notes are outstanding.

RESALE........................  We believe, based on no-action letters issued by the SEC to third parties, that the new Notes issued pursuant to the
                                exchange offer generally will be freely transferable by you without registration or any prospectus delivery requirement under the Securities Act. If, however, you are a "dealer" or our "affiliate," as such terms are defined under the
                                Securities Act, and you exchange old Notes held for your own account, you may be required to deliver copies of this
                                prospectus in connection with any resale of the new Notes
                                issued in exchange for such old Notes. See "The Exchange
                                Offer-- General" and "Plan of Distribution."

EXPIRATION DATE...............  The exchange offer will expire at 5:00 p.m., New York City time, on August 24, 1999, unless we extend it, in which case the term "expiration date" means the latest date and time to which we extend the exchange offer. We will accept for
                                exchange any and all old Notes that you validly tender in
                                the exchange offer prior to 5:00 p.m., New York City time, on the expiration date.

ACCRUED INTEREST ON THE NEW
  NOTES AND THE OLD NOTES.....  Each new Note will bear interest from the last interest payment date on which interest was paid on the old Notes. We will pay such interest with the first interest payment on
                                the new Notes. Accordingly, interest which has accrued since the last interest payment date on the old Notes accepted for exchange will cease to be payable upon issuance of the new
                                Notes. Untendered old Notes that you do not exchange for new
                                Notes pursuant to the exchange offer will continue to bear interest at a rate of 8 1/4% per annum after the expiration date of the exchange offer.
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TERMINATION...................  We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be
                                materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any
                                interpretation by the SEC staff of any existing law,
                                statute, rule or regulation. You will have certain rights
                                against us under the registration rights agreement should we fail to complete the exchange offer. See "The Exchange
                                Offer-- Termination." We are not required to comply with any federal or state regulatory requirements or to obtain any
                                approvals in connection with the exchange offer, other than applicable requirements under federal and state securities laws.

PROCEDURES FOR TENDERING
  OLD NOTES...................  If you wish to accept the exchange offer, you must complete, sign and date a letter of transmittal, or a facsimile
                                thereof, in accordance with the instructions contained
                                herein and therein, and mail or otherwise deliver such
                                letter of transmittal, or such facsimile, together with your old Notes and any other required documentation to The Bank of New York, our exchange agent, at the address set forth
                                herein and therein, or effect a tender of old Notes pursuant to the procedure for book-entry transfer as provided for
                                herein. By executing the letter of transmittal, you will
                                represent to us that, among other things, you are obtaining the new Notes pursuant to the exchange offer in the ordinary course of your business, whether or not you are the holder, that neither you nor any such other person has an
                                arrangement or understanding with any person to participate in the distribution of such new Notes and, except as
                                otherwise disclosed in writing to us, that neither you nor any such other person is an "affiliate," as defined in Rule
                                405 under the Securities Act, of Iron Mountain.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS...........  If you are a beneficial owner whose old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                company or other nominee and you wish to tender such old
                                Notes in the exchange offer, you should contact the
                                registered holder promptly and instruct such registered
                                holder to tender on your behalf. If you wish to tender on
                                your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old Notes,
                                either make appropriate arrangements to register ownership of the old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of
                                record ownership may take considerable time and may not be able to be completed prior to the expiration date of the
                                exchange offer.

GUARANTEED DELIVERY
  PROCEDURES..................  If you wish to tender your old Notes and they are not immediately available or you cannot deliver them, the letter of transmittal or any other documents required by the letter of transmittal to our exchange agent prior to the expiration date, you must tender your old Notes according to the
                                guaranteed delivery procedures set forth in "The Exchange
                                Offer--Guaranteed Delivery Procedures."
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WITHDRAWAL RIGHTS.............  You may withdraw your tender of old Notes at any time prior to 5:00 p.m., New York City time, on the later of August 24,
                                1999 or the expiration date of the exchange offer.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES.......  Subject to certain conditions as summarized above in "--
                                Termination" and described more fully in "The Exchange
                                Offer-- Termination," we will accept for exchange any and
                                all old Notes that are validly tendered in the exchange
                                offer prior to 5:00 p.m., New York City time, on the later of August 24, 1999 or the expiration date of the exchange
                                offer. The new Notes issued pursuant to the exchange offer will be delivered promptly following such date. See "The
                                Exchange Offer--General."

MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS..............  The exchange pursuant to the exchange offer will generally not be a taxable event for federal income tax purposes. For a discussion of material federal income tax considerations relating to the exchange of the old Notes for the new Notes, see "Material Federal Income Tax Considerations."

ACCOUNTING TREATMENT..........  We will record the new Notes at the same carrying value as the old Notes, and we will not recognize any gain or loss
                                for accounting purposes upon completion of the exchange
                                offer.

APPRAISAL/DISSENTERS'
  RIGHTS......................  You do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in
                                connection with the exchange offer.

EXCHANGE AGENT................  The trustee is also our exchange agent. The mailing address of the exchange agent and the address for deliveries by
                                registered or certified mail is: The Bank of New York, 101
                                Barclay Street--7E, New York, New York 10286, Attention:
                                Noriko Miyazaki, Reorganization Section. Hand deliveries or overnight deliveries should be directed to The Bank of New
                                York, 101 Barclay Street, Corporate Trust Services Window,
                                Ground Level, New York, New York 10286, Attention: Noriko
                                Miyazaki, Reorganization Section. For information with
                                respect to the exchange offer, the telephone number for our exchange agent is (212) 815-6333.

USE OF PROCEEDS...............  We will not receive any proceeds from the issuance of the new Notes pursuant to the exchange offer. The net proceeds received by us from the sale of the old Notes were used to repay indebtedness under our revolving credit facility.
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                                       6

                     SUMMARY OF THE TERMS OF THE NEW NOTES

    The exchange offer applies to an aggregate principal amount of $150.0 million of the old Notes. The form and terms of the new Notes will be the same as the form and terms of the old Notes except that the new Notes will not bear legends restricting the transfer thereof. The new Notes will be obligations of Iron Mountain entitled to the benefits of the indenture. See "Description of the New Notes."

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ISSUER........................  Iron Mountain Incorporated.

NOTES OFFERED.................  We are offering a total of $150.0 million in principal amount of 8 1/4% Senior Subordinated Notes due 2011.

MATURITY DATE.................  July 1, 2011.

INTEREST......................  We will pay interest on the new Notes at a fixed annual interest rate of 8 1/4%. We will pay the interest due on the new Notes every six months on January 1 and July 1. We made our first interest payment on the old Notes on July 1, 1999 and we will make our first interest payment on the new Notes on January 1, 2000.

SUBSIDIARY GUARANTORS.........  Each guarantor is one of our wholly owned subsidiaries.
                                However, not all of our subsidiaries are guarantors. If we cannot make payments on the new Notes when they are due, the guarantor subsidiaries must make them instead.

RANKING.......................  The new Notes and the subsidiary guarantees are unsecured senior subordinated debts. They rank behind all of our and our guarantor subsidiaries' current and future indebtedness
                                (other than trade payables), except indebtedness that
                                expressly provides that it is not senior to the new Notes
                                and the guarantees. Giving effect to our 1999 acquisitions completed through April 30, 1999 and our acquisition of
                                Memogarde, the offering of the old Notes and our May 1999
                                public equity offering, on March 31, 1999, the new Notes and the subsidiary guarantees:

                                    - would have been subordinated to $6.2 million of senior
                                    debt and

                                    - would have ranked equally with $429.9 million of other
                                      senior subordinated debt and trade payables.

MANDATORY OFFER TO              If we sell certain assets or experience specific kinds of
  REPURCHASE..................  changes of control, we must offer to repurchase the new
                                Notes at the prices listed in the section "Description of
                                the New Notes" under the heading "Repurchase at the Option of Holders."

OPTIONAL REDEMPTION...........  We may, at our option, redeem the new Notes at any time prior to July 1, 2004 at the make-whole price set forth in this prospectus. At our option, we may also redeem some or all of the new Notes at any time after July 1, 2004, at the redemption prices listed in the section "Description of the
                                New Notes" under the heading "Optional Redemption."
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                                       7

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                                Before July 1, 2002, we may redeem up to 35% of the new
                                Notes with the proceeds of certain public offerings of our equity at the price listed in the section "Description of
                                the New Notes" under the heading "Optional Redemption."

CERTAIN COVENANTS.............  The indenture with The Bank of New York, among other things, restricts our ability and the ability of our restricted
                                subsidiaries to:

                                    - borrow money,

                                    - pay dividends on stock or purchase stock,

                                    - make investments,

                                    - use assets as security in other transactions,

                                    - enter into transactions with affiliates and

                                    - sell certain assets or merge with or into other
                                      companies.

                                For more details, see the section "Description of the New
                                Notes" under the heading "Certain Covenants."

REGISTRATION RIGHTS AND
  LIQUIDATED DAMAGES..........  Under the registration rights agreement executed as part of the offering of the old Notes, we have agreed to:

                                    - use our best efforts to cause the registration
                                    statement to become effective no later than October 23,
                                      1999,

                                    - complete the exchange offer within 30 days, or such
                                    longer period as may be required by law, after the
                                      effective date of the registration statement and

                                    - use our best efforts to file a shelf registration
                                    statement for the resale of the old Notes if we cannot
                                      effect an exchange offer within the time periods
                                      listed above and in certain other circumstances.

                                If we do not comply with our obligations under the
                                registration rights agreement, we will be required to pay
                                specified liquidated damages to the holders of the old Notes under certain circumstances.

                                  RISK FACTORS

    You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risks set forth under "Risk Factors" beginning on page 12 for a discussion of certain risks in making an investment in the new Notes.

                  SUMMARY HISTORICAL AND PRO FORMA INFORMATION
                                 (IN THOUSANDS)

    The following table contains certain summary financial information with respect to Iron Mountain. The historical information for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 is derived from Iron Mountain's audited consolidated financial statements. The historical information for the three months ended March 31, 1999 is derived from our unaudited consolidated financial statements. You should read this historical and pro forma information in conjunction with "Selected Consolidated Financial and Operating Information" and the footnotes thereto, included elsewhere in this prospectus, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Information" and the footnotes thereto and Iron Mountain's Consolidated Financial Statements and the footnotes thereto incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference."

                                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                    MARCH 31,
                         ------------------------------------------------------------------  ---------------------------------
                                                                                    PRO                                PRO
                                              HISTORICAL                         FORMA(1)         HISTORICAL        FORMA(1)
                         -----------------------------------------------------  -----------  --------------------  -----------
                           1994       1995       1996       1997       1998        1998        1998       1999        1999
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Revenues:
    Storage............  $  54,098  $  64,165  $  85,826  $ 125,968  $ 230,702   $ 299,844   $  52,948  $  67,722   $  80,801
    Service and Storage
      Material Sales...     33,520     40,271     52,892     82,797    153,259     175,548      36,108     41,649      45,301
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
        Total
          Revenues.....     87,618    104,436    138,718    208,765    383,961     475,392      89,056    109,371     126,102
Operating Expenses:
    Cost of Sales
      (Excluding
      Depreciation)....     45,880     52,277     70,747    106,879    192,113     236,478      44,917     54,435      62,599
    Selling, General
      and
      Administrative...     20,853     26,035     34,342     51,668     95,867     119,294      22,360     27,875      32,379
    Depreciation and
      Amortization.....      8,690     12,341     16,936     27,107     48,301      63,247      11,058     13,595      16,324
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
        Total Operating
          Expenses.....     75,423     90,653    122,025    185,654    336,281     419,019      78,335     95,905     111,302
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Operating Income.......     12,195     13,783     16,693     23,111     47,680      56,373      10,721     13,466      14,800
Interest Expense,
  Net..................      8,954     11,838     14,901     27,712     45,673      54,944      12,314     11,944      13,384
Other Income, Net(2)...         --         --         --         --      1,384       1,384          --         --          --
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income (Loss) from
  Continuing Operations
  Before Provision
  (Benefit) for Income
  Taxes and Minority
  Interest.............      3,241      1,945      1,792     (4,601)     3,391       2,813      (1,593)     1,522       1,416
Provision (Benefit) for
  Income Taxes.........      1,957      1,697      1,435        (80)     6,558       7,759      (1,045)     1,623       1,869
Minority Interest in
  Net Income of
  Consolidated
  Subsidiaries(3)......         --         --         --         --         --         928          --        147         290
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income (Loss) from
  Continuing
  Operations...........      1,284        248        357     (4,521)    (3,167)     (5,874)       (548)      (248)       (743)
Income from
  Discontinued
  Operations (net of
  tax provision).......         --         --         --         --        201         201         234         99          99
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income (Loss) Before
  Extraordinary
  Charge...............      1,284        248        357     (4,521)    (2,966)     (5,673)       (314)      (149)       (644)
Extraordinary Charge,
  Net of Tax
  Benefit(4)...........         --         --      2,126         --         --          --          --         --          --
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Net Income (Loss)
  Before Warrant
  Accretion............  $   1,284  $     248  $  (1,769) $  (4,521) $  (2,966)  $  (5,673)  $    (314) $    (149)  $    (644)
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------

                                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                    MARCH 31,
                         ------------------------------------------------------------------  ---------------------------------
                                                                                    PRO                                PRO
                                              HISTORICAL                         FORMA(1)         HISTORICAL        FORMA(1)
                         -----------------------------------------------------  -----------  --------------------  -----------
                           1994       1995       1996       1997       1998        1998        1998       1999        1999
                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
OTHER DATA:
Ratio of Earnings to
  Fixed Charges(5).....       1.2x       1.1x       1.1x       0.9x       1.1x        1.0x        0.9x       1.1x        1.1x
EBITDA from Continuing
  Operations(6)........  $  20,885  $  26,124  $  33,629  $  50,218  $  95,981   $ 119,620   $  21,779  $  27,061   $  31,124
EBITDA from Continuing
  Operations as a
  Percentage of Total
  Revenues.............       23.8%      25.0%      24.2%      24.1%      25.0%       25.2%       24.5%      24.7%       24.7%
Capital Expenditures:
  Growth(7)(8).........  $  15,829  $  14,395  $  23,334  $  37,082  $  54,039               $   9,545  $  17,642
  Maintenance(9).......      1,151        858      1,112      1,238      1,888                     576        651
                         ---------  ---------  ---------  ---------  ---------               ---------  ---------
    Total Capital
      Expenditures(8)..  $  16,980  $  15,253  $  24,446  $  38,320  $  55,927               $  10,121  $  18,293
                         ---------  ---------  ---------  ---------  ---------               ---------  ---------
                         ---------  ---------  ---------  ---------  ---------               ---------  ---------

                                                                                                     AS OF OR FOR
                                                                                                      THE PERIOD
                                                                                                         ENDED
                                                                                                    MARCH 31, 1999
                                                                                                    ---------------
ADJUSTED EBITDA AND CREDIT RATIOS(10):
Adjusted EBITDA(11)...............................................................................     $ 121,004
Cash Interest Expense(12).........................................................................        50,593
Ratio of Adjusted EBITDA to Cash Interest Expense.................................................           2.4x
Ratio of Total Debt to Adjusted EBITDA(13)........................................................           4.7x

                                                                                          AS OF MARCH 31, 1999
                                                                                         ----------------------
                                                                                                        PRO
                                                                                         HISTORICAL  FORMA(14)
                                                                                         ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents..............................................................  $   4,899   $  50,043
Total Assets...........................................................................  1,052,744   1,282,006
Total Debt.............................................................................    541,315     604,318
Stockholders' Equity...................................................................    338,857     498,773

------------------------------

 (1) Gives effect to: (a) the 1998 and 1999 acquisitions we completed through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management, (b) our public equity offerings completed in April 1998 and May 1999 and (c) the offering of the old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred as of January 1, 1998. See "Use of Proceeds" included elsewhere in this prospectus and "Pro Forma Condensed Consolidated Financial Information" incorporated by reference in this prospectus. The pro forma information does not give effect to identified cost savings of $6.7 million for the year ended December 31, 1998 or $1.2 million for the three months ended March 31, 1999 that we believe would have been realized had the 1998 and 1999 acquisitions we completed through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management been fully integrated as of January 1, 1998 relating to: (a) termination of specific employees and related net reductions in labor expenses, (b) closure of identified redundant facilities and related net reductions in occupancy costs and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that would have been incurred by Iron Mountain.

 (2) Other income, net includes a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at our South Brunswick Township, New Jersey facilities.

 (3) Minority interest represents 49.9% of the total equity of Britannia Data Management after giving pro forma effect to the issuance of capital stock to Iron Mountain in exchange for cash and the net assets of Arcus Data Security Limited, our existing data security business in London.

 (4) The extraordinary charge consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

 (5) We reported a loss from continuing operations, before benefit for income taxes and minority interest, for the year ended December 31, 1997 and for the three months ended March 31, 1998. For such periods we would have needed to generate additional income from continuing operations, before provision for income taxes and minority interest, of $4,601 and $1,583, respectively, to cover our fixed charges of $37,489 and $14,191, respectively.

 (6) Based on our experience in the records and information management services industry, we believe that EBITDA is an important tool for measuring the performance of records and information management services companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA in evaluating records and information management services companies, and substantially all of our financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, you should not consider EBITDA to be a substitute to operating or net income (as determined in accordance with GAAP) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. We have included 100% of the consolidated EBITDA of Britannia Data Management for the applicable periods without reduction for the 49.9% minority interest.

 (7) Growth capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and expansion of storage capacity in existing facilities.

 (8) Includes $2,901 in 1994 related to the cost of constructing a records and information management services facility which was sold in a sale and leaseback transaction in 1994.

 (9) Consists of capital expenditures we made in order to maintain our current revenues.

 (10) Britannia Data Management and its subsidiaries, including Memogarde, are not restricted subsidiaries for purposes of the indenture. As a result, their EBITDA, cash interest expense and total indebtedness are not included for purposes of the indenture or these calculations. However, Arcus Staffing is still a restricted subsidiary and, as a result, its EBITDA, cash interest expense and total indebtedness are included for purposes of the indenture and these calculations.

 (11) Represents Adjusted EBITDA, as calculated for purposes of the indenture, based on (a) Iron Mountain's and our restricted subsidiaries' EBITDA for the most recent quarter multiplied by four, (b) EBITDA of businesses Iron Mountain or our restricted subsidiaries have acquired or will acquire for their most recent fiscal quarter (appropriately reduced to the extent their EBITDA is already included in Iron Mountain's and our restricted subsidiaries' EBITDA) multiplied by four and (c) quantifiable improvements in operating results, on an annualized basis, due to cost reductions that we project in good faith, without giving effect to any operating losses of the business we acquired or will acquire from the businesses referred to in clause (b). Adjusted EBITDA, as calculated for purposes of the indenture, differs from our pro forma EBITDA, as presented elsewhere in this prospectus. We will use Adjusted EBITDA for purposes of debt incurrence under the indenture. You should not view Adjusted EBITDA as indicative of actual or future results. See "Description of the New Notes-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Certain Definitions."

 (12) Cash interest expense represents total interest expense of Iron Mountain and our restricted subsidiaries less amortization of deferred financing costs and other non-cash interest charges for the twelve months ended March 31, 1999 on a pro forma basis giving effect to (a) the 1998 and 1999 acquisitions we completed through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management, (b) our 1998 and 1999 public equity offerings and (c) the offering of the old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred on April 1, 1998.

 (13) Based on pro forma total debt as of March 31, 1999.

 (14) Gives effect to: (a) the 1999 acquisitions we completed in April 1999 and the acquisition of Memogarde by Britannia Data Management, (b) our 1999 equity offering and the application of the net proceeds therefrom as intended and (c) the offering of the old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred as of March 31, 1999. See "Use of Proceeds."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE EXCHANGING YOUR OLD NOTES FOR NEW NOTES. THIS PROSPECTUS INCLUDES AND INCORPORATES BY REFERENCE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT INCLUDING, IN PARTICULAR, THE STATEMENTS ABOUT OUR GOALS, BELIEFS, PLANS, STRATEGIES AND CURRENT EXPECTATIONS IN "PROSPECTUS SUMMARY." ALTHOUGH WE BELIEVE THAT OUR GOALS, BELIEFS, PLANS, STRATEGIES AND CURRENT EXPECTATIONS REFLECTED IN OR SUGGESTED BY SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH GOALS, BELIEFS, PLANS, STRATEGIES OR EXPECTATIONS WILL BE ACHIEVED. OUR INABILITY TO COMPLETE THE PROPOSED SALE OF ARCUS STAFFING IS A FACTOR THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS. OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS ARE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOLLOWING CAUTIONARY STATEMENTS. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND
  PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have now and, after the exchange offer, will continue to have a significant amount of indebtedness. The following chart shows important credit statistics and gives effect to the 1999 acquisitions we completed through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management, our May 1999 public equity offering and the offering of the old Notes as if they had been completed as of March 31, 1999, and assumes that we had applied the proceeds from our public equity offering and the offering of the old Notes as intended:

                                                                           AT MARCH 31, 1999
                                                                          --------------------
Total indebtedness......................................................      $    604,318
Stockholders' equity....................................................      $    498,773
Debt to equity ratio....................................................               1.2x

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the new Notes,

    - make us more sensitive to adverse economic conditions than some of our competitors with less debt,

    - limit our ability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements,

    - limit our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry and

    - make it more difficult for us to obtain additional financing for future working capital needs or for possible future acquisitions or other purposes, including possible required repurchases of the new Notes.

    See "Description of the New Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Other Debt--Credit Agreement."

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE
  TO INCUR SUBSTANTIALLY MORE DEBT.

    We expect to continue to borrow under our revolving credit facility and possible future credit arrangements in order to finance future acquisitions and for general corporate purposes. The terms of the indenture generally do not prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. Our credit agreement would permit additional borrowing of up to $250 million as of March 31, 1999, after giving effect to our 1999 acquisitions completed through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management, our May 1999 public equity offering and the offering of the old Notes, and all of those borrowings would be senior to the new Notes and the subsidiary guarantees. See "Selected Consolidated Financial and Operating Information" and "Description of Other Debt--Credit Agreement."

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR
  ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the new Notes, and to fund future acquisitions and capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from operations and available borrowings under our existing and future credit arrangements will be adequate to meet our foreseeable future liquidity needs.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized on schedule or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness, including the new Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the new Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the new Notes, on commercially reasonable terms or at all.

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO OUR EXISTING SENIOR
  INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE NOTES ARE JUNIOR TO ALL OUR GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS. IN SOME SITUATIONS, THIS MAY REDUCE OUR ABILITY TO FULFILL OUR FULL OBLIGATIONS UNDER THE NOTES.

    The new Notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness and all of our and their future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the new Notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors' senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the new Notes or the subsidiary guarantees.

    In addition, all payments on the new Notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

    If we or the guarantors are subject to a bankruptcy, liquidation or reorganization or similar proceeding, holders of the new Notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the new Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the new Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of new Notes may receive less, ratably, than the holders of senior debt.

    Assuming we had completed our acquisitions of First American Records Management and Data Base and the acquisition of Memogarde by Britannia Data Management, the offering of the old Notes and our May 1999 public equity offering on March 31, 1999 and applied the net proceeds from our equity offering and the offering of the old Notes as intended, the new Notes and the subsidiary guarantees would have been subordinated to $6.2 million of our and our guarantor subsidiaries' senior debt and would have ranked equally with $429.9 million of our and our guarantor subsidiaries' other senior subordinated debt and trade payables. In addition, approximately $250 million would have been available for borrowing as additional senior debt under our revolving credit facility. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES COULD BE ADVERSELY AFFECTED IF ANY
  OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

    Most but not all of our subsidiaries will guarantee the new Notes. Currently, Iron Mountain (Puerto Rico), Inc. and Britannia Data Management and its subsidiaries are our only operating subsidiaries that will not guarantee the new Notes. We anticipate that our future international subsidiaries also will not guarantee the new Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming Britannia Data Management had completed the Memogarde acquisition and we had completed the offering of the old Notes on March 31, 1999, the new Notes would have been effectively junior to $46.0 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Assuming we had completed our 1999 acquisitions through April 30 and the acquisition of Memogarde by Britannia Data Management on January 1, 1998, the non-guarantor subsidiaries would have generated 7.3% of our consolidated revenues from continuing operations for the three months ended March 31, 1999 and held 9.7% of our consolidated assets as of March 31, 1999, in each case without reduction for the 49.9% minority interest in Britannia Data Management.

    Iron Mountain Incorporated is a holding company, and substantially all of our assets consist of the stock of our subsidiaries. For the year ended December 31, 1998, substantially all of our operations were conducted by our direct and indirect wholly owned subsidiaries, all of which, other than Arcus Data Security Limited, were guarantors of our other senior subordinated notes. Arcus Data Security represented less than 1% of our consolidated revenues for the year ended December 31, 1998, and was not material to our results of operations. We do not believe separate financial statements of our subsidiaries are meaningful or material to investors and we have not included them in this prospectus. Neither Britannia Data Management and its subsidiaries nor Iron Mountain (Puerto
Rico), Inc. have guaranteed our other senior subordinated notes, including the old Notes, and initially will not guarantee the new Notes. Our condensed consolidating financial information includes Iron Mountain Incorporated and our subsidiary guarantors on a combined basis and our nonguarantor subsidiaries on a combined basis beginning with our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE
  REPURCHASE OF OUTSTANDING SENIOR SUBORDINATED INDEBTEDNESS, INCLUDING THE NEW NOTES, UPON A CHANGE OF CONTROL EVENT AS REQUIRED BY THE INDENTURE.

    Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new Notes and our other existing senior subordinated indebtedness. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the new Notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the New Notes--Repurchase at the Option of Holders--Change of Control."

FEDERAL AND STATE STATUTES COULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO
  VOID GUARANTEES AND REQUIRE HOLDERS OF THE NOTES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and

    - was insolvent or rendered insolvent by reason of such incurrence, or

    - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital, or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

    - it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the new Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

    A guarantor may be released from its guarantee at any time upon a sale, exchange or transfer in compliance with the provisions of the indenture by Iron Mountain of the capital stock of such guarantor or substantially all of the assets of such guarantor and, in some other circumstances, a guarantor may be released from its subsidiary guarantee in connection with our designation of such guarantor as an unrestricted subsidiary. See "Description of the New Notes--Certain Covenants-- Additional Subsidiary Guarantees."

SINCE IRON MOUNTAIN IS A HOLDING COMPANY, OUR ABILITY TO MAKE PAYMENTS ON THE
  NEW NOTES DEPENDS IN PART ON THE OPERATIONS OF OUR SUBSIDIARIES.

    Almost all of our tangible assets are held by, and almost all of our operating revenues are derived from the operating revenues of, our subsidiaries. As a result, our ability to make payments on the new Notes will be dependent upon the receipt of sufficient funds from our subsidiaries. However, the new Notes will be guaranteed, on a joint and several basis, by most, but not all, of our subsidiaries.

BECAUSE OF THE RISKS ASSOCIATED WITH ACQUISITIONS, WE MAY BE UNABLE TO CONTINUE
  OUR GROWTH STRATEGY IN THE FUTURE.

    As part of our growth strategy, we have acquired, and expect to acquire in the future, records and information management services businesses and businesses that provide services related to records and information management. This growth strategy involves certain risks, and we may be unable to pursue such a strategy in the future. For example, we may be unable to:

    - identify suitable companies to acquire or

    - incur additional debt necessary to acquire such companies, if we are unable to pay the purchase price out of working capital or to pay all or part of the purchase price with our common stock or other equity securities.

    The success of any completed acquisition depends in part on our ability to integrate effectively the acquired company into us. The process of integrating the acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources. We may be unable to successfully integrate our recent acquisitions or future acquisitions.

    The lenders under our revolving credit facility must pre-approve certain acquisitions. If we propose to acquire one domestic company for a purchase price over $65 million or if we propose to acquire multiple domestic companies in a given year and the aggregate purchase price exceeds $150 million in cash and other consideration or $100 million in cash, or if we propose to invest more than approximately an additional $30 million in the aggregate internationally, then lenders holding 51% or more of the commitments under our credit agreement must approve the acquisition or acquisitions. The lenders could withhold their consent on acquisitions that we propose to make in excess of such limits.

    Our operating results may fluctuate substantially from quarter to quarter due to the size, timing and integration of future acquisitions. As a result, operating results for any quarter may not indicate the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

INTERNATIONAL EXPANSION MAY POSE ADDITIONAL RISKS RESULTING FROM FOREIGN
  REGULATIONS AND MARKETS.

    Our growth strategy involves expanding our operations to international markets. International operations are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. We currently provide records and information management services in the United Kingdom and France through Britannia Data Management, our majority-owned subsidiary. In addition, on June 10, 1999, we acquired a records and information services business in Puerto Rico. Europe and Latin America are our primary areas of focus for our international expansion at this time, and we are actively pursuing opportunities in these areas. We intend to use Britannia Data Management as our primary vehicle for acquisitions in Europe, as was the case with our acquisition of Memogarde. We can make no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or market opportunities within such governments' countries. Furthermore, we can make no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

WE FACE COMPETITION FOR CUSTOMERS AND ACQUISITION OPPORTUNITIES WHICH COULD
  RESULT IN A DECREASE IN OUR PRICES OR OVERALL GROWTH.

    We compete with one or more records and information management services providers in all geographic areas where we operate. We believe that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology and that we generally compete effectively based on these factors. As a result of this competition, the records and information management services industry could experience downward pricing pressures. While we believe that the pricing climate is generally stable, prices could decline as competitors seek to gain or preserve market share. A downward trend in pricing, if it continues for an extended period of time, could materially and adversely affect our results of operations.

    We also compete for companies to acquire. Some of our competitors may possess greater financial and other resources than we do. If any such competitor were to devote additional resources to the records and information management services business and such acquisition candidates, or focused its strategy on our markets, our results of operations could be adversely affected.

    In addition, we compete with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will use an outside company such as us for their future records and information management services. In addition, such organizations could bring in-house some or all of the functions they currently outsource to us.

OUR CUSTOMERS MAY SHIFT FROM PAPER STORAGE TO ALTERNATIVE TECHNOLOGIES WHICH
  REQUIRE LESS PHYSICAL SPACE.

    We derive most of our revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies (whether now existing or developed in the future) could adversely affect our business.

ALTHOUGH OUR SUCCESS DEPENDS IN PART ON THE PERFORMANCE OF OUR CURRENT EXECUTIVE
  OFFICERS, WE MAY NOT BE ABLE TO RETAIN THEM.

    Our success is partially dependent upon the performance and continued availability of our current executive officers. We do not have employment agreements with any of our executive officers. We can provide no assurance that we will be able to retain our executive officers, the loss of any of whom could have a material adverse effect on us.

BECAUSE WE OWN OR LEASE PROPERTIES FOR PURPOSES OF STORAGE, UNINSURED LOSSES OR
  DAMAGES TO THE PROPERTIES OR THE RECORDS STORED THEREIN COULD BE DETRIMENTAL TO OUR BUSINESS OPERATIONS AND/OR FINANCIAL CONDITION.

    We maintain comprehensive liability, fire, flood, earthquake (where appropriate) and extended coverage insurance with respect to the properties that we own or lease, to the extent such insurance is available on commercially reasonable terms, with customary limits and deductibles. We will continue to maintain such insurance. We may be unable to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or we may be unable to obtain any insurance for certain losses, such as losses from riots. In the past we have suffered damages and losses from an earthquake and a riot in California, which were substantially covered by insurance.

    In March 1997, three fires extensively damaged one and destroyed another of our records and information management services facilities in South Brunswick Township, New Jersey. Some of our customers or their insurance carriers have asserted claims or filed lawsuits against us as a consequence of the destruction of or damage to their records due to the fires. We cannot predict the outcome of these claims and proceedings. Based on our present assessment of the situation, after consultation with our legal counsel, we do not believe that the outcome of these claims and lawsuits will have a material adverse effect on our financial condition or results of operations, although we can provide no assurance in this regard.

    In the future, should uninsured losses or damages occur, we could lose both our investment in, and anticipated profits and cash flow from, the affected property and may continue to be obligated on any leasehold obligation, mortgage indebtedness or other obligations related to such property. Any such loss could materially adversely affect our financial condition or results of operations.

BECAUSE VARIOUS LAWS MAY IMPOSE LIABILITY ON OWNERS AND OPERATORS OF REAL ESTATE
  FOR A VARIETY OF ENVIRONMENTAL PROBLEMS, REGARDLESS OF FAULT, WE COULD BE POTENTIALLY LIABLE FOR ENVIRONMENTAL COSTS ATTRIBUTABLE TO THE PROPERTIES WE OWN OR LEASE.

    Various environmental laws impose liability on an owner of real estate for the costs of investigation and cleanup of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. These laws also impose liability on lessees conducting operations on contaminated real estate. Some of these environmental laws impose cleanup liability without regard to whether the owner or operator of the real estate or operations knew of or was responsible for the contamination. Moreover, some of these laws impose liability whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of contamination, or the failure to properly clean up such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Third parties may make claims against the owner or operator of contaminated real estate based on damages and costs resulting from off-site migration of the contamination.

    Certain environmental laws also govern the removal, encapsulation or disturbance of asbestos-containing materials. Such laws may impose liability for release of asbestos-containing materials and may enable third parties to sue owners or operators of real estate for personal injury associated with exposure to such substances. Certain of our facilities contain or may contain asbestos-containing materials, but we believe that such materials are in acceptable condition at this time. We believe that future costs related to any removal or encapsulation of asbestos-containing materials at our facilities will not be material.

    In addition, certain of our current and former properties that we now or formerly owned or operated were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes. In some instances these properties included the operation of underground storage tanks. Iron Mountain may be potentially liable for environmental costs such as those discussed above.

    We have from time to time conducted limited environmental investigations and remedial activities at certain of our former and current facilities, but we have not undertaken an in-depth environmental review of all of our properties.

    We believe that we are in substantial compliance with all applicable material environmental laws. Moreover, we are not aware of any material liability relating to contamination at any of our current or former properties. We cannot, however, rule out the possibility that environmental conditions for which we might be liable exist at such properties or at properties which we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today. These future events could have a material adverse effect on our financial condition and results of operations.

ALTHOUGH WE HAVE IMPLEMENTED A PLAN TO ADDRESS POTENTIAL YEAR 2000 PROBLEMS,
  UNFORESEEN PROBLEMS COULD RESULT IN UNEXPECTED BUSINESS INTERRUPTIONS OR
  COSTS.

    We face risks associated with the fact that many computer systems and computer software programs were not designed to recognize and process the change from 1999 to 2000 or may not be able to process dates related to the turn of the millennium and beyond. These computer systems and software might malfunction or cease to work unless they are reprogrammed or replaced by the end of 1999. We have established and are implementing a multi-phase plan in response to the Year 2000, or Y2K, problem. As a result of our plan and other system improvement initiatives, we are remediating or replacing our financial accounting systems, information technology staffing operational software and products and services obtained from third parties. Our primary operational systems for our records and information management services segment are already Y2K compliant. Although we do not currently expect the impact of the Year 2000 problem to materially adversely affect our financial condition or results of operations, we cannot assure you that we will not experience unexpected difficulties, significant expenses or business interruptions as a result of the Y2K problem.

NO CURRENT TRADING MARKET FOR THE NEW NOTES EXISTS, AND WE CANNOT GUARANTEE THAT
  A MARKET WILL DEVELOP IN THE FUTURE.

    The new Notes are a new issue of securities for which no trading market currently exists. We do not intend to list the new Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Although the Notes have been accepted for trading in the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, market, we can give no assurance that an active trading market for the new Notes will develop on the PORTAL market or elsewhere. We can give no assurance that, even following the exchange offer, an active trading market for the new Notes will exist. Even if a market does develop, the liquidity of the trading market in the new Notes, and the market price quoted for the new Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the new Notes offered hereby. In consideration for issuing the new Notes as contemplated in this prospectus, we will receive in exchange old Notes in like principal amount, the terms of which are substantially identical to the new Notes. The old Notes surrendered in exchange for new Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new Notes will not result in any increase in our indebtedness.

    The net proceeds to us from the sale of the old Notes were $145.0 million, after deducting the discounts to the initial purchasers and estimated offering expenses, and we used such net proceeds to repay indebtedness under our revolving credit facility. We used borrowings under our revolving credit facility during the most recent twelve months to finance acquisitions and for working capital. Our revolving credit facility has a final maturity date of September 30, 2002. The weighted average interest rate as of May 7, 1999 on indebtedness outstanding under our revolving credit facility was 6.25%. As of June 30, 1999, we had no borrowings outstanding under our revolving credit facility.

                               THE EXCHANGE OFFER

GENERAL

    In connection with the sale of the old Notes, we and our subsidiary guarantors entered into a registration rights agreement. This agreement requires us and our subsidiary guarantors to file with the SEC a registration statement under the Securities Act with respect to an issue of our senior subordinated notes with terms identical to the old Notes, except with respect to restrictions on transfer, and to use our best efforts to cause such registration statement to become effective under the Securities Act by no later than October 23, 1999. Upon the effectiveness of such registration statement, we will offer to you and all other holders of the old Notes the opportunity, for a period of 20 business days, or longer if required by applicable law, from the date the notice of the exchange offer is mailed to you, to exchange your old Notes for a like principal amount of new Notes. We are making the exchange offer pursuant to the registration rights agreement to satisfy our and our subsidiary guarantors' obligations thereunder.

    Under existing interpretations of the SEC staff enunciated in no-action letters issued to third parties, unless you are:

    - a broker-dealer that acquired the old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or

    - a person that is an affiliate of Iron Mountain within the meaning of Rule 405 under the Securities Act,

the new Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act by you and without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the new Notes in the ordinary course of your business and you have no arrangements with any person to participate in the distribution of such new Notes. If you are elegible to participate in the exchange offer and wish to do so, you must represent to us that such conditions have been met.

    Each broker-dealer that acquired old Notes for its own account as a result of market-making activities or other trading activities, and that receives new Notes in exchange for those old Notes, must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Delivery of this prospectus, as it may be amended or supplemented from time to time, will satisfy a broker-dealer's delivery obligation in connection with such resales of new Notes. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the completion of the exchange offer or such shorter period as will terminate when all old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new Notes and resold by such broker-dealers. See "Plan of Distribution."

    In the event that:

    - applicable interpretations of the SEC staff do not permit us and our subsidiary guarantors to effect such an exchange offer,

    - for any other reason the exchange offer is not completed within 30 days of the effective date of the registration statement of which this prospectus forms a part, or such longer period as may be required by law or

    - upon the request of an initial purchaser of the old Notes under certain circumstances, we and our guarantors will, at our own expense:

    - as promptly as practicable, file a shelf registration statement,

    - use our best efforts to cause such shelf registration statement to be declared effective under the Securities Act as promptly as practicable after the filing of such shelf registration statement but in no event later than 90 days after the occurrence of one of the events described above and

    - keep effective such shelf registration statement until the earlier of: (a) the second anniversary of the issuance of the old Notes, (b) the sale of all of the old Notes under the shelf registration statement, or (c) the date on which all non-affiliates may resell the old Notes pursuant to Rule 144(k) under the Securities Act, or the date on which the old Notes otherwise cease to be "Transfer Restricted Securities" (as defined in the registration rights agreement).

    Prior to the exchange offer, there has been no public market for the Notes. We do not intend to list the new Notes on any securities exchange or to seek approval for quotation through any automated quotation system. We cannot assure you that an active market for the new Notes will develop. To the extent that a market for the new Notes develops, the market value of the new Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, our financial condition and other conditions. Such conditions might cause the new Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. See "Risk Factors."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

TERMS OF THE EXCHANGE OFFER

    If you wish to exchange old Notes for new Notes in the exchange offer, you will be required to make certain representations, including that:

    - you are not an affiliate of Iron Mountain,

    - any new Notes received by you are acquired in the ordinary course of your business and

    - at the time of commencement of the exchange offer, you have no arrangement with any person to participate in the distribution of the new Notes.

Based on no-action letters issued by the SEC staff to third parties, we believe that where you can make the above representations, the new Notes issued to you pursuant to the exchange offer may be offered by you for resale, resold by you and may otherwise be transferred by you, unless you are an "affiliate" of Iron Mountain within the meaning of Rule 405 under the Securities Act or a broker-dealer who purchased old Notes directly from us to resell pursuant to Rule 144A or any other exemption under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you acquire such new Notes in the ordinary course of your business and you have no arrangement with any person to participate in the distribution of such new Notes. If you tender your old Notes in the exchange offer for the purpose of participating in a distribution of the new Notes, you cannot rely on such interpretation by the SEC staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    In addition, in connection with any resales of new Notes, any broker-dealer that acquired old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new Notes. The SEC has taken the position, in no-action letters issued to third parties, that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new Notes, other than for a resale of an unsold allotment from the original sales of old Notes, with this prospectus. Under the registration rights agreement, we and our subsidiary guarantors agreed that for a period of 180 days following completion of the exchange offer, we would make this prospectus available to participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use in connection with the resale of such new Notes.

    If we experience a default due to:

    - the registration statement of which this prospectus forms a part not being declared effective by the SEC on or before October 23, 1999,

    - our and our subsidiary guarantors failing to complete the exchange offer on or before the 30th day after the effective date of the registration statement, or such longer time as may be required by applicable law, or

    - either the registration statement or the shelf registration statement being declared effective but thereafter ceasing to be effective in connection with resales of Notes during the period specified in the registration rights agreement, then we will pay to you liquidated damages, accruing from the date of the first such event of default, or if such event of default has been cured, from the date of the next event of default, in an amount equal to 0.25% per annum of the principal amount of the Notes held by you during the first 90-day period after such event of default. The amount of the liquidated damages will increase, up to a maximum rate of 2.0% per annum, by an additional 0.25% per annum with respect to each subsequent 90-day period during the continuance of an event of default. We will pay any liquidated damages accrued as of any interest payment date on such date. Following the cure of all such events of default, the accrual of liquidated damages will cease.

    If we complete the exchange offer in accordance with the provisions of the registration rights agreement described above, we will not be required to file a shelf registration statement to register any outstanding old Notes, and the interest rate on such old Notes will remain at its initial level of 8 1/4% per annum. The exchange offer will be completed upon our having exchanged, pursuant to the exchange offer, new Notes for all old Notes that have been properly tendered and not withdrawn by the expiration date. In such event, if you do not participate in the exchange offer and are seeking liquidity in your investment, you would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of new Notes and integral multiples in excess thereof in exchange for an equal principal amount of outstanding old Notes tendered and accepted in the exchange offer. You may tender some or all of your old Notes pursuant to the exchange offer in any denomination of $1,000 or in integral multiples in excess thereof.

    The form and terms of the new Notes will be the same as the form and terms of the old Notes except that the new Notes will not bear legends restricting the transfer thereof. The new Notes will evidence the same debt as the old Notes. The new Notes will be issued under and entitled to the benefits of the indenture.

    As of the date of this prospectus, $150,000,000 million aggregate principal amount of the old Notes are outstanding and CEDE & Co., the nominee of the Depository Trust Company, or DTC, is the only registered holder thereof. In connection with the issuance of the old Notes, we arranged for the old Notes to be eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A, and to be issued and transferable in book-entry form through the facilities of DTC. The new Notes will also be issuable and transferable in book-entry form through DTC.

    The old Notes, whether sold in offshore transactions in reliance on Regulation S under the Securities Act or in the United States in reliance on Rule 144A under the Securities Act, were initially represented by a single, permanent global note, which was deposited with the trustee, as custodian for DTC, and registered in the name of CEDE & Co., DTC's nominee, for credit to an account of a direct or indirect participant in DTC, including Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, and Citibank, N.A., as depositary for Cedel Bank, societe anonyme. The new Notes exchanged for the old Notes that are represented by the global note will continue to be represented by a permanent global note in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the New Notes--Book-Entry, Delivery and Form." Notes may be tendered only in denominations of $1,000 and integral multiples in excess thereof.

    This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders as of July 26, 1999.

    We will be deemed to have accepted validly tendered old Notes when, as and if we have given oral or written notice thereof to our exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders of old Notes for the purpose of receiving new Notes from us and delivering new Notes to such holders.

    If old Notes you tender are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, any such unaccepted old Notes will be returned, without expense, to you as promptly as practicable after the expiration date of the exchange offer.

    If you tender your old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than particular applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

    You do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. If you do not tender your old Notes for exchange in the exchange offer, they will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" will mean 5:00 p.m. New York City time, on August 24, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date to which the exchange offer is extended.

    In order to extend the expiration date, we will notify our exchange agent of any extension by oral or written notice and will mail to the record holders of old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

    We reserve the right (a) to delay acceptance of any old Notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept old Notes not previously accepted, if any of the conditions set forth herein under "Termination" have occurred and, in the case of a delay or an extension, have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to our exchange agent, and (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If we amend the exchange offer in a way that we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old Notes of such amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    We will pay interest on the new Notes semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2000, to holders of record on the immediately preceding June 15 and December 15. The new Notes will bear interest from the last interest payment date on which interest was paid on the old Notes. We will pay such interest with the first interest payment on the new Notes. Interest on the old Notes accepted for exchange will cease to accrue upon issuance of the new Notes. Old Notes that you do not exchange for new Notes pursuant to the exchange offer will remain outstanding and continue to bear interest at a rate of 8 1/4% per annum after the expiration date of the exchange offer.

PROCEDURES FOR TENDERING

    To tender in the exchange offer, you must:

    - complete, sign and date the letter of transmittal, or a facsimile thereof,

    - have the signatures thereon guaranteed if required by the letter of transmittal, and

    - mail or otherwise deliver such letter of transmittal or such facsimile, together with your old Notes, unless the book-entry transfer procedures described below are used, and any other required documents, to our exchange agent for receipt, all prior to 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old Notes by causing DTC to transfer such old Notes into our exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old Notes may be effected through book-entry transfer into our exchange agent's account at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by our exchange agent at its addresses set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO OUR EXCHANGE AGENT.

    Your tender of old Notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in your letter of transmittal.

    You must deliver all documents to our exchange agent at its address set forth herein. You may also request that your broker, dealer, commercial bank, trust company or nominee effect such tender for you.

    The method of delivery of old Notes and the letter of transmittal and all other required documents to our exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letter of transmittal or old Notes to us.

    Only a holder of old Notes may tender such old Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name old Notes are registered on our books or the books of any other person who has obtained a properly completed bond power from the registered holder or any person whose old Notes are held of record by DTC who desires to deliver such old Notes by book-entry transfer at DTC.

    If you are a beneficial holder whose old Notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old Notes, either make appropriate arrangements to register ownership of the old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a participant in a recognized medallion signature guarantee program, unless the old Notes tendered pursuant thereto are tendered
(a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (b) for the account of an eligible institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old Notes listed therein, such old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old Notes.

    If you sign the letter of transmittal or any old Notes or bond powers as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or in any other fiduciary or representative capacity, you should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of your authority to so act with the letter of transmittal.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old Notes not properly tendered or any old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with your tender of old Notes within such time as we determine. Neither Iron Mountain, our exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old Notes, nor will any of us or them incur any liability for failure to give such notification. Tenders of old Notes will not be deemed completed until such irregularities have been cured or waived. Any old Notes received by the exchange agent that you have not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old Notes that remain outstanding subsequent to the expiration date, or, as set forth under "Termination," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your old Notes and (a) your old Notes are not immediately available or (b) you cannot deliver your old Notes, the letter of transmittal or any other required documents to our exchange agent prior to the expiration date, or (c) if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

    (1) the tender is made through an eligible guarantor institution,

    (2) prior to the expiration date, our exchange agent receives from such eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth your name and address, the certificate number or numbers of such old Notes and the principal amount of old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the old Notes, unless the book-entry transfer procedures will be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with our exchange agent and

    (3) such properly completed and executed letter of transmittal or facsimile thereof, together with the certificate(s) representing all tendered old Notes in proper form for transfer, or confirmation of a book-entry transfer into our exchange agent's account at DTC of old Notes delivered electronically, and all other documents required by the letter of transmittal are received by our exchange agent within three business days after the expiration date.

    Upon request to our exchange agent, a Notice of Guaranteed Delivery will be sent to you, if you wish to tender your old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, you may withdraw your tender of old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

    To withdraw a tender of old Notes in the exchange offer, our exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the old Notes to be withdrawn,

    - identify the old Notes to be withdrawn, including the certificate number or numbers and principal amount of such old Notes,

    - be signed by the depositor of such old Notes in the same manner as the original signature on the letter of transmittal by which such old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old Notes to register the transfer of such old Notes into the name of the depositor withdrawing the tender and

    - specify the name in which any such old Notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices and our determination will be final and binding on all parties. Any old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new Notes will be issued with respect thereto unless the old Notes so withdrawn are validly retendered. We will return any old Notes that you tender but that we do not accept for exchange, without cost to you, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

TERMINATION

    Notwithstanding any other term of the exchange offer, we will not be required to accept old Notes for exchange, or exchange new Notes for any old Notes not theretofore accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such old Notes if:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might materially impair our ability to proceed with the exchange offer or

    - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the SEC staff in a manner which, in our judgment, might materially impair our ability to proceed with the exchange offer.

    If we determine that we may terminate the exchange offer, as set forth above, we may:

    - refuse to accept any old Notes and return to you any old Notes that you have tendered,

    - extend the exchange offer and retain all old Notes tendered prior to the expiration of the exchange offer, subject to your right to withdraw your tendered old Notes, or

    - waive such termination event with respect to the exchange offer and accept all properly tendered old Notes that have not been withdrawn.

    If our waiver of such termination event constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of old Notes, and, if the exchange offer would otherwise expire during such period, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old Notes.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to our exchange agent addressed as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                              The Bank of New York
                             101 Barclay Street-7E
                            New York, New York 10286
                           Attention: Noriko Miyazaki
                             Reorganization Section

                         BY HAND OR OVERNIGHT DELIVERY:

                              The Bank of New York
                               101 Barclay Street
                        Corporate Trust Services Window
                                  Ground Level
                            New York, New York 10286
                           Attention: Noriko Miyazaki
                             Reorganization Section

                    BY FACSIMILE FOR ELIGIBLE INSTITUTIONS:
                                 (212) 815-6339

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation for tenders pursuant to the exchange offer by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay our exchange agent reasonable and customary fees for its services and will reimburse our exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old Notes and in handling or forwarding tenders for exchange.

    We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of our exchange agent and trustee and accounting and legal fees.

    We will pay all transfer taxes, if any, applicable to the exchange of old Notes pursuant to the exchange offer. If, however, certificates representing new Notes issued in exchange for old Notes, or old Notes not tendered or accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old Notes tendered, or if tendered old Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old Notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    We will record the new Notes at the same carrying value as the old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new Notes under generally accepted accounting principles.

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated statements of operations and balance sheet data of Iron Mountain as of and for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 is derived from Iron Mountain's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of Iron Mountain for the three months ended March 31, 1998 and 1999 have been derived from our unaudited condensed consolidated financial statements. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's Consolidated Financial Statements and the footnotes thereto incorporated by reference in this prospectus. See "Incorporation of Certain Information by Reference."

                                                                                                                 THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Storage...........................................  $  54,098  $  64,165  $  85,826  $ 125,968  $ 230,702  $  52,948  $  67,722
  Service and Storage Material Sales................     33,520     40,271     52,892     82,797    153,259     36,108     41,649
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues..................................     87,618    104,436    138,718    208,765    383,961     89,056    109,371
Operating Expenses:
  Cost of Sales (Excluding Depreciation)............     45,880     52,277     70,747    106,879    192,113     44,917     54,435
  Selling, General and Administrative...............     20,853     26,035     34,342     51,668     95,867     22,360     27,875
  Depreciation and Amortization.....................      8,690     12,341     16,936     27,107     48,301     11,058     13,595
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Operating Expenses........................     75,423     90,653    122,025    185,654    336,281     78,335     95,905
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income....................................     12,195     13,783     16,693     23,111     47,680     10,721     13,466
Interest Expense, Net...............................      8,954     11,838     14,901     27,712     45,673     12,314     11,944
Other Income, Net(1)................................         --         --         --         --      1,384         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations Before
  Provision (Benefit) for Income Taxes and Minority
  Interest..........................................      3,241      1,945      1,792     (4,601)     3,391     (1,593)     1,522
Provision (Benefit) for Income Taxes................      1,957      1,697      1,435        (80)     6,558     (1,045)     1,623
Minority Interest in Net Income of Consolidated
  Subsidiaries......................................         --         --         --         --         --         --        147
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations............      1,284        248        357     (4,521)    (3,167)      (548)      (248)
Income from Discontinued Operations (net of tax
  provision)........................................         --         --         --         --        201        234         99
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Extraordinary Charge...........      1,284        248        357     (4,521)    (2,966)      (314)      (149)
Extraordinary Charge, Net of Tax Benefit(2).........         --         --      2,126         --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss)...................................      1,284        248     (1,769)    (4,521)    (2,966)      (314)      (149)
Accretion of Redeemable Put Warrant.................      1,412      2,107        280         --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Loss Applicable to Common Stockholders..........  $    (128) $  (1,859) $  (2,049) $  (4,521) $  (2,966) $    (314) $    (149)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Per Common Share--Basic and Diluted:
  Income (Loss) from Continuing Operations..........  $   (0.40) $  (32.61) $    0.00  $   (0.26) $   (0.12) $   (0.02) $   (0.01)
  Income from Discontinued Operations...............         --         --         --         --       0.01       0.01         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (Loss) Before Extraordinary Charge.........      (0.40)    (32.61)      0.00      (0.26)     (0.11)     (0.01)     (0.01)
  Extraordinary Charge, Net of Tax Benefit(2).......         --         --      (0.15)        --         --         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net Loss Applicable to Common Stockholders........  $   (0.40) $  (32.61) $   (0.15) $   (0.26) $   (0.11) $   (0.01) $   (0.01)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted Average Common Shares Outstanding........        321         57     13,911     17,172     27,470     22,269     29,500
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro Forma(3):
    Net Loss Per Share Applicable to Common
      Stockholders..................................  $   (0.01) $   (0.16) $   (0.13) $   (0.26) $   (0.11) $   (0.01) $   (0.01)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Weighted Average Common Shares Outstanding......     11,976     11,676     15,206     17,172     27,470     22,269     29,500
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA from Continuing Operations(4)................  $  20,885  $  26,124  $  33,629  $  50,218  $  95,981  $  21,779  $  27,061
EBITDA from Continuing Operations as a Percentage of
  Total Revenues....................................       23.8%      25.0%      24.2%      24.1%      25.0%      24.5%      24.7%
Capital Expenditures:
  Growth(5)(6)......................................  $  15,829  $  14,395  $  23,334  $  37,082  $  54,039  $   9,545  $  17,642
  Maintenance(7)....................................      1,151        858      1,112      1,238      1,888        576        651
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Capital Expenditures(6)...................  $  16,980  $  15,253  $  24,446  $  38,320  $  55,927  $  10,121  $  18,293
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 THREE MONTHS
                                                                       AS OF DECEMBER 31,                      ENDED MARCH 31,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents...........................  $   1,303  $   1,585  $   3,453  $  24,510  $   1,715  $   2,312  $   4,899
Total Assets........................................    136,859    186,881    281,799    636,786    967,385    806,018  1,052,744
Total Debt..........................................     86,258    121,874    184,733    428,018    456,178    523,154    541,315
Stockholders' Equity................................     22,869     21,011     52,384    137,733    338,882    193,549    338,857

------------------------

(1) Other income, net includes a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at our South Brunswick Township, New Jersey facilities.

(2) The extraordinary charge consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.

(3) Represents pro forma earnings per share as if the preferred stock that was converted into common stock in connection with our initial public offering completed in 1996 had been converted for all periods presented.

(4) Based on our experience in the records and information management services industry, we believe that EBITDA is an important tool for measuring the performance of records and information management services companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA in evaluating records and information management services companies, and substantially all of our financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, you should not consider EBITDA to be a substitute to operating or net income (as determined in accordance with GAAP) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. We have included 100% of the consolidated EBITDA of Britannia Data Management for the applicable period without reduction for the 49.9% minority interest.

(5) Growth capital expenditures consist primarily of investments in racking systems, management information systems, new buildings and expansion of storage capacity in existing facilities.

(6) Includes $2,901 in 1994 related to the cost of constructing a records and information management services facility which was sold in a sale and leaseback transaction in 1994.

(7) Consists of capital expenditures we made in order to maintain our current revenues.

                           DESCRIPTION OF OTHER DEBT

OTHER SENIOR SUBORDINATED DEBT

    In addition to the old Notes, we have outstanding $165.0 million in principal amount of 10 1/8% Senior Subordinated Notes due 2006 and $250.0 million in principal amount of 8 3/4% Senior Subordinated Notes due 2009. The new Notes will rank equally with the 10 1/8% Notes and the 8 3/4% Notes. The
10 1/8% Notes mature on October 1, 2006, and bear interest at 10 1/8% per annum, payable semi-annually in arrears on April 1 and October 1. The 8 3/4% Notes mature on September 30, 2009, and bear interest at 8 3/4% per annum, payable semi-annually in arrears on March 31 and September 30. We may redeem up to 35% of the initial principal amount of each of the 10 1/8% Notes and the 8 3/4% Notes with the net proceeds of certain public offerings of our equity at a redemption price of 109.125% of the aggregate principal amount in the case of the 10 1/8% Notes and at a redemption price of 108.75% of the aggregate principal amount in the case of the 8 3/4% Notes, in each case plus accrued and unpaid interest. Like the Notes, the 10 1/8% Notes and the 8 3/4% Notes are general unsecured obligations of Iron Mountain, subordinated in right of payment to our senior indebtedness. The Notes will be guaranteed equally with the 10 1/8% Notes and the 8 3/4% Notes, on an unsecured senior subordinated and joint and several basis, by most, but not all, of our present and future subsidiaries.

CREDIT AGREEMENT

    Our credit agreement is a $250.0 million revolving credit facility that matures on September 30, 2002. Upon maturity, all outstanding revolving credit loans and other amounts payable under the credit agreement will become due.

    We may borrow money under the credit agreement to finance possible future acquisitions, as well as for working capital and general corporate purposes. Our obligations under the credit agreement are guaranteed by substantially all of our domestic subsidiaries and are secured by the pledge of the stock of such subsidiaries. We must apply all or a portion of the proceeds of certain insurance payments, condemnations, issuances of indebtedness and asset dispositions to prepay outstanding borrowings under the credit agreement.

    We have the right to elect various interest rates on our outstanding borrowings under the credit agreement. The interest rate will be based upon the applicable reference rate and a margin or spread over such reference rate. The spread varies based upon the ratio of our indebtedness to our EBITDA. We have the option of causing the reference rate to be based upon (1) the greater of (a) the agent's prime rate, (b) a rate based upon the rate for certificates of deposit or (c) a rate based upon the overnight federal funds rate, or (2) for periods of up to 12 months, the interest rates prevailing on the date of determination in the London interbank markets.

    Both our credit agreement and the indentures relating to the 10 1/8% Notes and the 8 3/4% Notes contain customary events of default and covenants restricting our ability to, among other things:

    - declare dividends or redeem or repurchase capital stock,

    - make optional payments and modifications of subordinated and other debt instruments,

    - incur liens and engage in sale and leaseback transactions,

    - make loans and investments,

    - incur indebtedness and contingent obligations,

    - make capital expenditures,

    - engage in mergers, acquisitions and asset sales,

    - enter into transactions with affiliates and

    - make changes in their lines of business.

We are also required by our credit agreement to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio and (c) a minimum fixed charge coverage ratio. In addition, the lenders under our credit agreement must pre-approve certain acquisitions. If we propose to acquire one domestic company for a purchase price over $65.0 million or if we propose to acquire multiple domestic companies in a given year and the aggregate purchase price exceeds $150.0 million in cash and other consideration or $100.0 million in cash, or if we propose to invest more than approximately an additional $30 million in the aggregate internationally, then lenders holding 51% or more of the commitments under our credit agreement must approve the acquisition or acquisitions. The lenders could withhold their consent on acquisitions that we propose to make in excess of such limits.

                          DESCRIPTION OF THE NEW NOTES

    You can find the definitions of certain terms used in this description under "--Certain Definitions." Other terms used in this description but not defined below under "--Certain Definitions" are used with the meanings assigned to them in the Indenture. In this description, the word "Company" refers only to Iron Mountain and not to any of its Subsidiaries.

    The Company will issue the new Notes under the Indenture (the "Indenture") among the Company, the subsidiary guarantors (the "Guarantors") and The Bank of New York, as Trustee (the "Trustee"). The terms of the new Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trustee is also a lead manager and a lender under our revolving credit agreement and received a portion of the amount repaid under the credit agreement with the net proceeds from the offering of the old Notes. The Trustee also serves as trustee with respect to our 8 3/4% Senior Subordinated Notes due 2009.

    The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes ("Holder").

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

    The Notes:

       - are general unsecured obligations of the Company,

       - are subordinated in right of payment to all existing and future Senior Debt of the Company,

       - are PARI PASSU in right of payment with any future senior subordinated Indebtedness of the Company and

       - are unconditionally guaranteed by the Guarantors.

  THE GUARANTEES

    The Notes are guaranteed by the Guarantors.

    Each Guarantee of the Notes:

       - is a general unsecured obligation of the Guarantor,

       - is subordinated in right of payment to all existing and future Senior Debt of the Guarantor and

       - is PARI PASSU in right of payment with any future senior subordinated Indebtedness of the Guarantor.

    Not all of our Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. Iron Mountain (Puerto Rico), Inc. and Britannia Data Management and its subsidiaries are our only operating Subsidiaries that initially will not be Guarantors. Assuming we had completed our 1998 and 1999 acquisitions through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management on January 1, 1998, our guarantor Subsidiaries would have generated 92.7% of our consolidated revenues from continuing operations in the three month period ended March 31, 1999 and held 90.3% of our consolidated assets as of March 31, 1999, in each case without reduction for the 49.9% minority interest in Britannia Data Management.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are general unsecured obligations of the Company, are limited in aggregate principal amount to $150.0 million and will mature on July 1, 2011. Interest on the Notes will accrue at the rate of 8 1/4% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 1999 to Holders of record on the immediately preceding December 15 and June 15.

    Interest on the new Notes will accrue from the most recent date on which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    The Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Notes at their addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The old Notes were and the new Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes are jointly and severally guaranteed pursuant to the Subsidiary Guarantees on an unsecured senior subordinated basis by all of the Company's Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (as defined below). See "-- Certain Covenants-- Additional Subsidiary Guarantees." Currently, Iron Mountain (Puerto
Rico) Inc. is the Company's only Excluded Restricted Subsidiary. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of each such Guarantor, which on a pro forma basis, giving effect to our acquisitions through April 30, 1999, Britannia Data Management's acquisition of Memogarde, the issuance of the old Notes and our May 1999 equity offering, was $6.2 million at March 31, 1999 for all Guarantors. Notwithstanding the subordination provisions contained in the Indenture, the obligations of a Guarantor under its Subsidiary Guarantee are unconditional. See "Risk Factors."

SUBORDINATION

    The payment of principal of, premium on, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed as a claim in such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt, upon any payment or distribution to creditors of the Company or any
Guarantor:

        (1) in a liquidation or dissolution of the Company or such Guarantor, or

        (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Guarantor or its property, or

        (3) in an assignment for the benefit of creditors, or

        (4) in any marshaling of the assets and liabilities of the Company or any Guarantor.

    Neither the Company nor any Guarantor may make any payment or distribution upon or in respect of the Notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes for cash, properties or securities if:

        (1) a default in the payment of any Obligation in respect of any Senior Debt occurs and is continuing or

        (2) any other default (or any event that, after notice or passage of time would become a default) (a "Non-Monetary Default") occurs and is continuing with respect to Senior Debt and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders (or the agent or representative of such holders) of any Designated Senior Debt.

    Payments on the Notes may and shall be resumed:

        (1) in the case of a payment default, on the date on which such default is cured or waived and

        (2) in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated.

    Any number of Payment Blockage Notices may be given, provided, however, that:

        (1) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and

        (2) any Non-Monetary Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

    The Indenture requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default (as described below).

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. After giving effect to our 1999 acquisitions through April 30, 1999 and the acquisition of Memogarde by Britannia Data Management, the use of the net proceeds of the offering of the old Notes as described under "Use of Proceeds" and the use of the net proceeds of the May 1999 equity offering as intended, the principal amount of Senior Debt of the Company and the Restricted Subsidiaries outstanding at March 31, 1999 was $6.2 million. The Indenture does not limit the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur if certain financial tests are met. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

    Prior to July 1, 2004, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, on the old Notes prior to the exchange offer, to but excluding the applicable redemption date. On and after July 1, 2004, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, on the old Notes prior to the exchange offer, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2004..............................................................................     104.125%
2005..............................................................................     102.750
2006..............................................................................     101.375
2007 and thereafter...............................................................     100.000

    Notwithstanding the foregoing, at any time prior to July 1, 2002, the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.25% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, on the old Notes prior to the exchange offer, to but excluding the redemption date; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

MANDATORY REDEMPTION

    Except with respect to required repurchases upon the occurrence of a Change of Control or in the event of certain Asset Sales, each as described below under "--Repurchase at the Option of Holders," the Company is not required to make sinking fund or redemption payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, on the old Notes prior to the exchange offer, to but excluding the date of repurchase (the "Change of Control Payment").

    Within 30 calendar days following any Change of Control, the Company will mail a notice to each Holder stating:

        (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment,

        (2) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date"),

        (3) that any Note not tendered will continue to accrue interest,

        (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, on the old Notes prior to the exchange offer, on and after the Change of Control Payment Date,

        (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date,

        (6) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased, and

        (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer,

        (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and

        (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company.

    The paying agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other "event risk" protections for Holders of the Notes.

    Although the Change of Control provision may not be waived by the Company, and may be waived by the Trustee only in accordance with the provisions of the Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

    The Credit Agreement currently prohibits the Company from purchasing any Notes prior to the expiration of the Credit Agreement and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an

Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to:

        (1) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described below under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant) or

        (2) issue or sell Equity Interests of any of its Restricted Subsidiaries that, in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:
           (i) have a fair market value in excess of $2.0 million or
           (ii) result in Net Proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in net proceeds in excess of $10.0 million, evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the board of directors and certified by an Officers' Certificate delivered to the Trustee), provided, however, that the amount of

           (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and

           (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (ii)(y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

    A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

    Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

        (1) to permanently reduce Senior Debt or

        (2) to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Indenture or in businesses similar or reasonably related thereto.

    Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of Notes and the holders of the 1997 Notes and any future Indebtedness ranking PARI PASSU with the Notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that prior to making any such Asset Sale Offer, the Company may, to the extent required by the 1996 Indenture, use such Excess Proceeds to repurchase the 1996 Notes. To the extent that the aggregate amount of Notes and other PARI PASSU Indebtedness (including the 1997 Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

        (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

        (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

    If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest and Liquidated Damages, if any, will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary),

        (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

        (3) purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes or

        (4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

           (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

           (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and

           (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the 1996 Indenture, is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the 1996 Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

    The foregoing provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture,

        (2) the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock),

        (3) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or PARI PASSU in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock),

        (4) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or PARI PASSU in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness,

        (5) the repurchase of any Indebtedness subordinated or PARI PASSU in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer, and

        (6) additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (6) does not exceed $0.5 million in any year and $2.0 million in the aggregate.

    The Restricted Payments described in clauses (2), (3), (5) and (6) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of the first paragraph of this section, and the Restricted Payments described in clauses (1) and (4) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

    If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company's EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.

    If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments. For the purpose of making any calculations under the Indenture:

        (1) an Investment will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary,

        (2) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the board of directors in good faith, and

        (3) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the board of directors, whose good faith determination will be conclusive.

    The board of directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled "Unrestricted Subsidiaries." Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.5 to 1.0.

    The foregoing limitations will not apply to:

        (1) the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $100.0 million at any one time outstanding,

        (2) the issuance by the Restricted Subsidiaries of Subsidiary
    Guarantees,

        (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness,

        (4) the issuance by the Company of the Notes,

        (5) the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $5.0 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens,

        (6) the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries,

        (7) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding,

        (8) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers' acceptances incurred in the ordinary course of business up to an aggregate of $5.0 million at any one time outstanding,

        (9) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, and

        (10) the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (2) through (5) above, and this clause (10).

    There are additional limitations on the ability of some Excluded Restricted Subsidiaries to incur Indebtedness as provided in the covenant described under the caption "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

  LIENS

    The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

        (2) make loans or advances to the Company or any of its Restricted Subsidiaries or

        (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) Existing Indebtedness,

        (2) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture,

        (3) the Indenture and the Notes,

        (4) applicable law,

        (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture,

        (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

        (7) restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock,"

        (8) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced, or

        (9) any agreement or instrument governing Indebtedness of an Excluded Restricted Subsidiary provided that (i) at the time such agreement or instrument is entered into, such Excluded Restricted Subsidiary and its Restricted Subsidiaries have a Leverage Ratio of less than 6.5 to 1.0 and
    (ii) neither such Excluded Restricted Subsidiary nor any of its Restricted Subsidiaries shall, directly or indirectly, incur any Indebtedness (including Acquired Debt) unless at the time of such incurrence and after giving effect thereto, the Leverage Ratio for such Excluded Restricted Subsidiary and its Restricted Subsidiaries would be less than 6.5 to 1.0. For purposes of determining the Leverage Ratio under this clause (9) only, all references to the "Company" and its "Restricted Subsidiaries" or similar references in the definition of "Leverage Ratio" and other defined terms necessary to determine the Leverage Ratio shall be deemed to refer to such Excluded Restricted Subsidiary and its Restricted Subsidiaries, respectively.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

        (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

        (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee) and the Registration Rights Agreement,

        (3) immediately after such transaction no Default or Event of Default exists and

        (4) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person and

        (b) the Company delivers to the Trustee:

           (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the board of directors and

           (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

    The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,

        (2) transactions between or among the Company and/or its Restricted Subsidiaries,

        (3) transactions permitted by the provisions of the Indenture described above under the covenant entitled "Restricted Payments" and

        (4) the grant of stock, stock options or other equity interests to employees and directors of the Company and any Restricted Subsidiary in accordance with duly adopted Company stock grant, stock option and similar plans.

    The provisions set forth in clause (b) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business. The provisions of clause (b) (ii) above shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of the Indenture described above under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  CERTAIN SENIOR SUBORDINATED DEBT

    The Indenture provides that the Company will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. The Company will not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Subsidiary Guarantee.

  ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that if any entity (other than an Excluded Restricted Subsidiary) becomes a Restricted Subsidiary after the date of the Indenture, then such Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel with respect thereto, in accordance with the terms of the Indenture.

    The Indenture provides that no Restricted Subsidiary (including any Excluded Restricted Subsidiary) may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless:

        (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its Subsidiary Guaranty (except in the case of an Excluded Restricted Subsidiary) pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee,

        (2) immediately after giving effect to such transaction, no Default or Event of Default exists and

        (3) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    The Indenture provides that in the event of:

        (1) a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise,

        (2) a sale or other disposition of all of the capital stock of any Restricted Subsidiary or

        (3) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the covenant entitled "Unrestricted Subsidiaries,"

then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders--Asset Sales."

  UNRESTRICTED SUBSIDIARIES

    The board of directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

        (1) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary,

        (2) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,

        (3) any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled "Restricted Payments,"

        (4) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not

    Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business, and

        (5) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled "Restricted Payments."

    Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on April 26, 1999, was a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business, in each case, other than Iron Mountain Global, Inc. and its Subsidiaries (including, without limitation, Britannia Data Management Limited and its Subsidiaries).

    The board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

        (1) such Indebtedness is permitted under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and

        (2) no Default or Event of Default would occur as a result of such designation.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

        (1) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the board of directors of the Company and

        (2) the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  REPORTS

    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of
Notes:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and

        (2) all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following will constitute an "Event of Default":

        (1) default for 30 days in the payment when due of interest on the Notes or Liquidated Damages, if any, on the old Notes prior to the exchange offer (whether or not prohibited by the subordination provisions of the Indenture),

        (2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture),

        (3) failure by the Company to comply with the provisions described under "Change of Control,"

        (4) failure by the Company or any Guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in the Indenture, Notes or the Subsidiary Guarantees,

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if:

           (i) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness and

           (ii) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $10.0 million,

        (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days,

        (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries and

        (8) except as permitted by the Indenture or the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the Notes, the principal of, premium on, if any, and interest on the Notes will not be payable until the earlier of:

        (1) the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent or

        (2) the date of acceleration of the Indebtedness under the Credit Agreement.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant

Subsidiary, the principal of, and premium on, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if:

        (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a competent jurisdiction and

        (2) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the Make Whole Price or premium, as applicable, that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, the applicable Make Whole Price, or an equivalent premium, as the case may be, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    By notice to the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Liquidated Damages, if any, on the old Notes or interest on or principal of the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company or any Restricted Subsidiary under the Notes, the Subsidiary Guarantees, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and the Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

        (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest on such Notes when such payments are due,

        (2) the Company's obligations with respect to issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and

        (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have its obligations with respect to certain covenants that are described in the Indenture released ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium on, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium on, if any, or interest on the outstanding Notes,

        (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

        (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

        (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit,

        (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

        (6) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

        (7) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and

        (8) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

    The old Notes, whether sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S under the Securities Act, are represented by a single, permanent Global Note (which has been subdivided) in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof (the "Restricted Global Note"). The Restricted Global Note was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchasers at DTC, Morgan Guaranty Trust Company of New York, Brussels Office, as operators of Euroclear or Cedel Bank.

    The Restricted Global Note, to the extent directed by the holders thereof in their letters of transmittal, will be exchanged through book-entry electronic transfer for a new Global Note in definitive fully-registered form without interest coupons registered in the name of a nominee of DTC and held by the Trustee as custodian. Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Notes.

    Any old Notes that, subsequent to the completion of the offering of the old Notes, were or, prior to the completion of the exchange offer, will be:

        (1) transferred to institutional "accredited investors" ("IAIs") (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) who are not "qualified institutional buyers" ("QIBs") (as defined in Rule 144A),

        (2) issued in the limited circumstances described below or

        (3) issued as provided in the Indenture in reliance upon Rule 144 under the Securities Act,

have been or will be issued in definitive, fully registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof (the "Definitive Notes").

    Upon the purchase of a Note, each IAI has been or will be required to execute and deliver to the Company and the Trustee a letter containing certain representations and agreements relating to the transfer of the Notes (the form of which letter can be obtained from the Trustee) and an opinion of counsel, if the Company or the Trustee so requests. If Definitive Notes initially issued to an IAI are transferred to a QIB in reliance on Rule 144A or to non-U.S. persons in compliance with Regulation S, such Definitive Notes will, unless the Restricted Global Note has previously been exchanged in whole for Definitive Notes, be exchanged for an interest in the Restricted Global Note. The Definitive Notes, to the extent directed by the holder thereof, will be exchanged for new Notes in definitive fully registered form without interest coupons.

    The Notes are not issuable in bearer form. The Global Note may be transferred, in whole or in part, only to another nominee of DTC.

  THE GLOBAL NOTE

    Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Owners of beneficial interests in the Global Note will not be considered to be the owners or holders of any Notes under the Indenture. In addition, no beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel Bank).

    Investors may hold their interests in the Global Note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including Cedel Bank and Euroclear. Cedel Bank and Euroclear will hold interests in the Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, New York will initially act as depositary for Cedel Bank and The Chase Manhattan Bank, New York will initially act as depositary for Euroclear.

    Payments of the principal, interest, premium and Liquidated Damages, if any, for the old Notes, on the Global Note will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest, premium or Liquidated Damages, if any, for the old Notes, in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants, including Cedel Bank and Euroclear, will be governed by standing instructions and customary practices and, in the case of Cedel Bank and Euroclear, in accordance with the relevant system's rules and procedures. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel Bank or Euroclear.

    Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in the Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and Cedel Bank) immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Cedel Bank participant on such processing day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in the Global Note by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel Bank cash accounts only as of the business day following settlement in DTC.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes, including the presentation of old Notes in exchange for new Notes as described below, only at the direction of one or more participants to whose account with DTC interests in the Restricted Global Note or the Global Note, as the case may be, are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if an Event of Default has occurred and is continuing or in the limited circumstances described below, DTC will surrender the Global Note and certificated notes in definitive form will be distributed to its participants. The giving of notices and other communications by DTC to participants in DTC, by participants in DTC to persons who hold accounts with them and by such persons to holders of beneficial interests in the Global Note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

    The Company understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

    Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Cedel Bank or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    The Global Note is exchangeable for definitive Notes (i) if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary of the Global Note and the Company thereupon fails to appoint a successor Depositary, (ii) if the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered form or (iii) if there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. Such definitive Notes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the participants. Upon issuance of the Notes in definitive form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners, as the Depositary shall direct.

  SETTLEMENT

    Payments in respect of the Notes represented by the Global Note, including principal, interest and premium, and Liquidated Damages, if any, on the old Notes prior to the exchange offer, will be made by wire transfer in immediately available funds to the accounts specified by the registered owner of the Global Note. With respect to any certificated Notes, the Company will make all payments of principal, interest and premium, and Liquidated Damages, if any, on the old Notes prior to the exchange offer, by wire transfer in immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to such Holder's registered address. Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the beneficial interests in the Global Note trade in DTC's Same-Day Funds Settlement System, in which secondary market trading activity in those beneficial interests is required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes):

        (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

        (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes in a manner adverse to the Holders of the Notes,

        (3) reduce the rate of or change the time for payment of interest on any Note,

        (4) waive a Default or Event of Default in the payment of principal of or premium on, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration),

        (5) make any Note payable in money other than that stated in the Notes,

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium on, if any, or interest on the Notes,

        (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"),

        (8) except pursuant to the Indenture, release any Restricted Subsidiary from its obligations under its Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that would materially adversely affect the Holders, or

        (9) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the Commission for permission to continue.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111, Attention: Executive Vice President/Chief Financial Officer.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

        (2) Indebtedness encumbering any asset acquired by such specified
    Person.

    "ACQUISITION EBITDA" means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

        (1) EBITDA of such Acquisition EBITDA Entity for its last fiscal quarter for which financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EDITDA Entity consummated during the period covered by, or after the date of, such quarterly financial statements), multiplied by four (or if such quarterly statements are not available, EBITDA for the most recent fiscal year for which financial statements are available), plus

        (2) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

    "ACQUISITION EBITDA ENTITY" means, as of any date of determination, a business or Person:

        (1) which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter, or

        (2) which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    "ADJUSTED EBITDA" means, as of any date of determination and without duplication, the sum of:

        (1) EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available at such date of determination, multiplied by four, and

        (2) Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction,
    (i) the numerator of which is three minus the number of months (and/or any portion thereof) in such most recent fiscal quarter for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is three. The effects of unusual or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of:

        (1) the fair market value of the property subject to such arrangement (as determined by the board of directors of the Company) and

        (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CASH EQUIVALENTS" means:

        (1) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof,

        (2) certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition,

        (3) commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody's Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition,

        (4) money market accounts or funds with or issued by Qualified Issuers and

        (5) Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company,

        (2) the Company consolidates with, or merges with or into, another Person (as defined below) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the "Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person,

        (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office or

        (4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

    "CONSOLIDATED ADJUSTED NET INCOME" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

        (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

        (2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales,

        (3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period, and

        (4) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, without duplication, the sum of:

        (1) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

           (i) amortization of debt discount,

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
           (ii) the net cost of interest rate contracts (including amortization of discounts),

           (iii) the interest portion of any deferred payment obligation,

           (iv) amortization of debt issuance costs and

           (v) the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries, plus

        (2) all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries;

provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

    "CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

    "CREDIT AGENT" means The Chase Manhattan Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

    "CREDIT AGREEMENT" means that certain Second Amended and Restated Credit Agreement, dated as of September 26, 1997, as amended, among the Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

        (1) Senior Bank Debt and

        (2) other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee.

    Senior Debt designated as Designated Senior Debt pursuant to clause (2) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

    "DOLLARS" and "$" mean lawful money of the United States of America.

    "EBITDA" means for any period Consolidated Adjusted Net Income for such period increased by:

        (1) Consolidated Interest Expense for such period, plus

        (2) Consolidated Income Tax Expense for such period, plus

        (3) Consolidated Non-Cash Charges for such period.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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    "EQUITY PROCEEDS" means:

        (1) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars and

        (2) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

    "EXCLUDED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act) and which has not delivered a Subsidiary Guarantee.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means, as applied to any obligation:

        (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

        (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

        (1) every obligation of such Person for money borrowed,

        (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

        (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services,

        (5) every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP,

        (6) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price),

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        (7) all obligations of such Person under or with respect to Hedging
    Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP and

        (8) every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed.

    For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "LEVERAGE RATIO" means, at any date, the ratio of:

        (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

        (2) Adjusted EBITDA, after giving pro forma effect, without duplication, to

           (i) the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company,

           (ii) if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness and

           (iii) the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

    "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of:

        (1) the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on July 1, 2004, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over

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        (2) the outstanding principal amount of such Note.

    "MAKE-WHOLE AVERAGE LIFE" means, with respect to any date of redemption of Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to July 1, 2004.

    "MAKE-WHOLE PRICE" means, with respect to any Note, the greater of:

        (1) the sum of the principal amount of and Make-Whole Amount with respect to such Note and

        (2) the redemption price of such Notes on July 1, 2004.

    "MARKET PRICE" means:

        (1) with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the board of directors, and

        (2) with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

    The closing price for each day shall be:

        (1) if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq National Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days), or

        (2) if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the board of directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the board of directors.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

        (1) the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

        (2) the sum of:

           (i) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus

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           (ii) the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company, plus

           (iii) provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof, plus

           (iv) if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

    "OBLIGATIONS" means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

    "OFFICERS' CERTIFICATE" means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

    "PERMITTED INVESTMENTS" means:

        (1) any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock,"

        (2) any Investments in Cash Equivalents,

        (3) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

           (i) such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company or

           (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company,

        (4) Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business,

        (5) Investments for any purpose related to the Company's records management business (including, without limitation, the Company's outsourcing and staffing businesses) in an aggregate outstanding amount not to exceed $10.0 million and

        (6) Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 10% of the consolidated assets of the Company and its Restricted Subsidiaries.

    "PERMITTED LIENS" means:

        (1) Liens existing as of the date of issuance of the Notes,

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
        (2) Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt,

        (3) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary,

        (4) Liens securing the Notes or the Guarantees,

        (5) any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock,"

        (6) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt,

        (7) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (7) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock,"

        (8) Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and
    (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction,

        (9) statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor,

        (10) Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor,

        (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money),

        (12) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business,

        (13) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired,

        (14) Liens arising under options or agreements to sell assets,

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
        (15) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $10.0 million in the aggregate at any one time outstanding, and

        (16) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PRINCIPAL STOCKHOLDERS" means each of Vincent J. Ryan, Schooner Capital LLC, C. Richard Reese, Kent P. Dauten, B. Thomas Golisano, Eugene B. Doggett and their respective Affiliates.

    "QUALIFIED EQUITY OFFERING" means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act.

    "QUALIFIED ISSUER" means:

        (1) any lender party to the Credit Agreement or

        (2) any commercial bank:

           (i) which has capital and surplus in excess of $500,000,000 and

           (ii) the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., or at least P-2 by Moody's Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "QUALIFYING SALE AND LEASEBACK TRANSACTION" means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

    "REFINANCING INDEBTEDNESS" means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund other Indebtedness; provided, however, that:

        (1) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith),

        (2) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the Notes,

        (3) to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the Notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date

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    of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded,

        (4) to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness PARI PASSU with the Notes, such Refinancing Indebtedness shall be PARI PASSU with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded, and

        (5) with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

    "RESTRICTED SUBSIDIARY" means:

        (1) each direct or indirect Subsidiary of the Company, other than Iron Mountain Global, Inc. and its Subsidiaries (including Britannia Data Management Limited and its Subsidiaries), existing on the date of the Indenture and

        (2) any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including any Excluded Restricted Subsidiaries), which, in the case of (1) or (2), is not designated by the board of directors as an "Unrestricted Subsidiary."

    "SALE AND LEASEBACK TRANSACTION" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

    "SENIOR BANK DEBT" means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

    "SENIOR DEBT" means:

        (1) the Senior Bank Debt and

        (2) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is:

           (i) on a parity with or subordinated in right of payment to the Notes or

           (ii) subordinated to Senior Debt on terms substantially similar to those of the Notes.

    Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

        (1) any liability for federal, state, local or other taxes owed or owing by the Company,

        (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,

        (3) any trade payables or

        (4) any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (4) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

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    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

    "TREASURY RATE" means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means:

        (1) any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and

        (2) any Subsidiary of an Unrestricted Subsidiary.

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

        (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations and rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. No ruling has been sought from the Internal Revenue Service with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold the Notes as a capital asset, which generally is an asset held for investment rather than as inventory or as property used in a trade or business. The summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:

    - a bank, life insurance company, regulated investment company or other financial institution,

    - a broker or dealer in securities or foreign currency,

    - a person that has a functional currency other than the U.S. dollar,

    - a person who acquires our Notes in connection with his employment or other performance of services,

    - a person subject to alternative minimum tax,

    - a person who owns our Notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction,

    - a tax-exempt entity or

    - an expatriate.

    In addition, the following summary does not address all possible tax considerations, and in particular does not discuss any state, local or foreign tax considerations. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our Notes.

    For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our Notes and for federal income tax purposes are:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

    - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations,

    - an estate the income of which is subject to federal income taxation regardless of its source or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations, and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our Notes and are not a U.S. holder.

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EXCHANGE OFFER

    An exchange of the old Notes for the registered new Notes will be regarded for federal income tax purposes as a nontaxable continuation of the old Notes, and a holder will have the same adjusted basis and holding period in the new Notes immediately after the exchange as it had in the old Notes immediately before the exchange. Each Note will be treated as indebtedness issued by Iron Mountain.

U.S. HOLDERS

    If you are a U.S. holder:

    PAYMENTS OF INTEREST. You must generally include interest on a Note in your gross income as ordinary interest income:

    - when you receive it, if you use the cash method of accounting for federal income tax purposes, or

    - when it accrues, if you use the accrual method of accounting for federal income tax purposes.

    Purchase price for a Note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the Note.

    MARKET DISCOUNT. If after its original issuance as an old Note you purchase a Note for an amount less than its principal amount, you will be treated as having purchased the Note at a "market discount" unless the amount of this market discount is less than the DE MINIMIS amount specified under the Internal Revenue Code. Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a Note, or any appreciation in a Note in the case of a nontaxable disposition such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the Note at the time of the disposition. In addition, you may be required to defer, until the maturity of the Note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the Note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult with your tax advisor regarding these elections.

    AMORTIZABLE BOND PREMIUM. If you purchase a Note for an amount greater than its principal amount, you will be treated as having purchased the Note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the Note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the Note for that year. If you do not make such an election, your bond premium on a Note will decrease the gain or increase the loss that you otherwise recognize on a dispositon of that Note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. You should consult with your tax advisor regarding this election.

    DISPOSITION OF A NOTE. Upon the sale, exchange, redemption, retirement or other disposition of a Note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any,

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between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the Note. Your adjusted tax basis in the Note will, in general, equal your acquisition cost for the Note, as increased by any market discount you have included into income in respect of the Note, and as decreased by any amortized bond premium on the Note. Except with respect to accrued market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the Note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains.

NON-U.S. HOLDERS

    If you are a non-U.S. holder:

    GENERALLY. You will not be subject to federal income taxes on payments of principal, premium, if any, or interest on a Note, or upon the sale, exchange, redemption, retirement or other disposition of a Note, if:

    - you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting stock,

    - your income and gain in respect of the Note is not effectively connected with the conduct of a United States trade or business,

    - you are not a controlled foreign corporation that is related to or under common control with us,

    - we or the applicable paying agent (the "Withholding Agent") have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a preceding calendar year to the extent provided for in the instructions to the applicable IRS Form W-8, and

    - in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a Note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

    The IRS Form W-8 or substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a Note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a copy of the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution.

    Except in the case of income or gain in respect of a Note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax and withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty. You must generally use IRS Form 1001 to claim tax treaty benefits.

    EFFECTIVELY CONNECTED INCOME AND GAIN. If you are a non-U.S. holder whose income and gain in respect of a Note is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the Notes, you must

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
generally supply to the Withholding Agent an IRS Form 4224 for 1999 and 2000, and under new Treasury regulations discussed below, an applicable IRS Form W-8, or substantially similar form, for subsequent calendar years.

    NEW TREASURY REGULATIONS. New Treasury regulations alter the withholding rules on interest paid to you, effective generally for payments after December 31, 2000 and subject to complex transition rules. For example, documentation and procedures satisfying the new Treasury regulations are deemed in some instances to satisfy current law requirements, and in these instances you or the Withholding Agent may wish to satisfy the requirements of the new Treasury regulations rather than the requirements of the Treasury regulations soon to expire. The new Treasury regulations are complex, and you must therefore consult with your tax advisor to determine how the new Treasury regulations affect your particular circumstances.

    The new Treasury regulations replace old IRS Forms W-8, 1001 and 4224 with a new series of IRS Forms W-8, which you will generally have to properly execute earlier than you would have otherwise had to for purposes of providing replacements for the old IRS forms. For example, you must properly execute the appropriate new version of IRS Form W-8, or substantially similar form, no later than December 31, 2000 if you remain a non-U.S. holder of a Note on that date. Under the new Treasury regulations, it may also be possible for you to receive payments on the Notes through a qualified intermediary that complies with requisite procedures and provides applicable certification of your non-U.S. holder status on your behalf. The new Treasury regulations also clarify Withholding Agents' reliance standards on executed IRS Forms W-8 or substantially similar forms.

    If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the new Treasury regulations' certification requirements. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, interest paid to a non-U.S. holder that is an entity should be treated as paid to the entity or to those holding the ownership interests in that entity, and whether the entity or the holders in the entity are entitled to benefits under the tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS.

    IF YOU ARE A U.S. HOLDER. You may be subject to backup withholding at a 31% rate when you receive interest payments on a Note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a Note. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

    - your correct taxpayer identification number and

    - you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

    If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

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
    Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the Notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

    IF YOU ARE A NON-U.S. HOLDER. The amount of interest paid to you on a Note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a Note may be subject to backup withholding at a 31% rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or substantially similar form in the manner described above, under "Non-U.S. Holders." Similarly, information reporting and 31% backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a Note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and 31% backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a Note, if you receive those proceeds through a broker's foreign office.

    If you are a non-U.S. holder whose income and gain on a Note is effectively connected to the conduct of a United States trade or business, a slightly different rule may apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a Note. Until you comply with the new Treasury regulations discussed above under "Non-U.S. Holders," information reporting and 31% backup withholding may apply to you in the same manner as a U.S. holder, and thus you may have to execute an IRS Form W-9 or substantially similar form to prevent the backup withholding.

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
                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old Notes where such old Notes were acquired as a result of market-making activities or other trading activities. We and our subsidiary guarantors have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of the completion of the exchange offer, or such shorter period as will terminate when all old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new Notes and resold by such broker-dealers.

    We will not receive any proceeds from any sale of new Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new Notes. Any broker-dealer that resells new Notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the date of this prospectus, or such shorter period as will terminate when all old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new Notes and resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to indemnify such broker-dealers against specific liabilities, including liabilities under the Securities Act.

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
                             TRANSFER RESTRICTIONS

    Unless and until an old Note is exchanged for a new Note pursuant to the exchange offer, it will continue to bear the following legend on the face thereof:

    "These securities have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and these securities may not be offered, sold, pledged or otherwise transferred except pursuant to an exemption from the registration requirements of the Securities Act and, in each case, in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

    Each holder of this security by its acceptance hereof agrees to (a) offer, sell, pledge or otherwise transfer this security only (1) to Iron Mountain Incorporated, (2) pursuant to a registration statement which has been declared effective under the Securities Act, (3) to a person it reasonably believes is a "qualified institutional buyer" as defined in rule 144A in a transaction meeting the requirements of Rule 144A, (4) pursuant to offers and sales to non-U.S. persons that occur outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act, (5) to an institutional "accredited investor" (as defined in Rule 501(A)(1), (2), (3) or (7) of Regulation D under the Securities Act) (an "IAI") that, prior to such transfer, executes and delivers to Iron Mountain Incorporated and the Trustee a letter containing certain representations and agreements relating to the transfer of this security (the form of which letter can be obtained from the Trustee) and an opinion of counsel, if Iron Mountain Incorporated or the Trustee so requests, or (6) pursuant to any other available exemption from the registration requirements under the Securities Act (and based on an opinion of counsel if Iron Mountain incorporated so requests), subject in each of the foregoing cases to applicable securities laws of any state of the United States or any other applicable jurisdiction, and (b) that it will, and each subsequent holder is required to, notify any purchaser from it of this security of the resale restrictions set forth in (a) above."

    The new Notes will not contain such restrictive legend or be otherwise subject to restrictions on their transfer, except each global note shall bear the following legend on the face thereof:

    "Unless and until it is exchanged in whole or in part for notes in definitive form, this note may not be transferred except as a whole by the Depositary Trust Company (the "Depository") to a nominee of the Depository or by the Depository or any such nominee to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary. Unless this certificate is presented by an authorized representative of the depositary to Iron Mountain or our agent for registration or transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of Depositary (and any payment hereon is made to Cede & Co. or such other entity as may be requested by an authorized representative of Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the new Notes and the Guarantees will be passed upon for Iron Mountain by Sullivan & Worcester LLP, Boston, Massachusetts. Jas. Murray Howe, Secretary of Iron Mountain, is of counsel to Sullivan & Worcester LLP and beneficially owns 20,000 shares of Common Stock.

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                                    EXPERTS

    The consolidated financial statements of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K dated March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Records Retention/FileSafe, L.P. for the two years ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Abbott, Stringham & Lynch, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the period February 1, 1995 to December 31, 1995 and for the year ended December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Arcus Technology Services, Inc. for each of the two years in the period ended December 31, 1997 and the five-month period ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995, appearing in Iron Mountain's Current Report on Form 8-K dated March 9, 1998, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Arcus Group, Inc. for each of the two years in the period ended December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Midwest Records Management for the year ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Sloan Vaults, Inc. and Affiliate for the year ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of InterMation, Inc. for the year ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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
    The financial statements of National Underground Storage, Inc. for the two years ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K/A dated August 7, 1998, have been audited by Carbis Walker & Associates, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Britannia Data Management Limited for the two years ended October 31, 1998, included in Iron Mountain's Current Report on Form 8-K/A dated March 22, 1999, have been audited by Robson Rhodes, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of First American Records Management, Inc. for the year ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Brach, Neal, Daney & Spence, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of MAP, S.A. for the year ended February 28, 1999, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Barbier Frinault & Associes, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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